UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No. 2)

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

COVIDIEN PUBLIC LIMITED COMPANY

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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January     , 2011

Dear Shareholder,

You are cordially invited to attend the 2011 Annual General Meeting of Covidien plc, which will be held on Tuesday, March 15, 2011, at 11:00 a.m., local time, at the Conrad Dublin Hotel, Earlsfort Terrace, Dublin 2, Ireland. Details of the business to be presented at the meeting can be found in the accompanying Proxy Statement. We hope you are planning to attend the meeting. Your vote is important. Whether or not you are able to attend, I encourage you to submit your proxy as soon as possible so that your shares will be represented at the meeting.

On behalf of the Board of Directors and the management of Covidien, I extend our appreciation for your continued support.

Yours sincerely,

Richard J. Meelia Chairman, President and Chief Executive Officer

2011 Proxy Statement

COVIDIEN PUBLIC LIMITED COMPANY

Registered In Ireland – No. 466385

20 on Hatch, Lower Hatch Street

Dublin 2, Ireland

NOTICE OF 2011 ANNUAL GENERAL MEETING OF SHAREHOLDERS

TO BE HELD MARCH 15, 2011

The 2011 Annual General Meeting of Covidien plc (“Covidien” or the “Company”), a company incorporated under the laws of Ireland, will be held on March 15, 2011, at 11:00 a.m., local time, at the Conrad Dublin Hotel, Earlsfort Terrace, Dublin 2, Ireland for the following purposes:

1.	By separate resolutions, to elect as Directors for a period of one year, expiring at the end of the Company’s Annual General Meeting of Shareholders in 2012, the following individuals:

(a)	Craig Arnold	(e)	Timothy M. Donahue	(i)	Dennis H. Reilley
(b)	Robert H. Brust	(f)	Kathy J. Herbert	(j)	Tadataka Yamada
(c)	John M. Connors, Jr.	(g)	Randall J. Hogan, III	(k)	Joseph A. Zaccagnino
(d)	Christopher J. Coughlin	(h)	Richard J. Meelia

2.	To appoint Deloitte & Touche LLP as the independent auditors of the Company and to authorize the Audit Committee of the Board of Directors to set the auditors’ remuneration.

3.	To effect a one-for-one hundred reverse split followed by a one hundred-for-one forward split of the Company’s ordinary shares.

4.	To hold an advisory vote relating to the Company’s executive compensation.

5.	To hold an advisory vote relating to the frequency of future shareholder advisory votes relating to the Company’s executive compensation.

6.	To act on such other business as may properly come before the meeting or any adjournment thereof.

All of the proposals are ordinary resolutions. Proposals 1-4 require a simple majority of the votes cast while Proposal 5 requires a plurality of votes cast. Shareholders as of January     , 2011, the record date for the Annual General Meeting, are entitled to vote on these matters.

During the meeting, management will also present Covidien’s Irish Statutory Accounts for the fiscal year ended September 24, 2010.

By Order of the Board of Directors,

John W. Kapples, Secretary

January     , 2011

Whether or not you expect to attend the annual general meeting in person, we encourage you to cast your vote promptly so that your shares will be represented and voted at the meeting. Any shareholder entitled to attend and vote at the annual general meeting may appoint one or more proxies, who need not be a shareholder(s) of Covidien plc. If you wish to appoint as proxy any person other than the individuals specified on the proxy card, please contact the company secretary at our registered office.

This Proxy Statement, our Annual Report on Form 10-K for the fiscal year ended September 24, 2010 and our Irish Statutory Accounts are available to shareholders of record at www. proxyvote.com. These materials are also available in the Investor Relations section of our website at www.covidien.com.

2011 Proxy Statement

2011 Proxy Statement

COVIDIEN PLC

PROXY STATEMENT

GENERAL INFORMATION

Questions and Answers about Proxy Materials, Voting, Attending the Meeting and Other General Information

Why did I receive this Proxy Statement?

We are making this Proxy Statement available to you on or about January     , 2011 on the Internet, or by delivering printed versions to you by mail, because our Board of Directors is soliciting your proxy to vote at the Company’s 2011 Annual General Meeting on March 15, 2011. This Proxy Statement contains information about the items being voted on at the Annual General Meeting and important information about Covidien.

This Proxy Statement and the following documents relating to the 2011 Annual General Meeting are available on our website at www.covidien.com/covidien/investor:

•       Our Internet Notice of Availability of Proxy Materials;

•       Our Annual Report to Shareholders, including our Annual Report on Form 10-K for the fiscal year ended September 24, 2010; and

•       Our Irish Statutory Accounts for the fiscal year ended September 24, 2010 and the reports of the Directors and auditors thereon.

How do I access the proxy materials and vote my shares?

The instructions for accessing proxy materials and voting can be found in the information you received either by mail or email.

For shareholders who received a notice by mail about the Internet availability of proxy materials: You may access the proxy materials and voting instructions over the Internet via the web address provided in the notice. In order to access this material and vote, you will need the control number provided on the notice you received in the mail. You may vote by following the instructions on the notice or on the website.

For shareholders who received a notice by e-mail: You may access the proxy materials and voting instructions over the Internet via the web address provided in the e-mail. In order to vote, you will need the control number provided in the e-mail. You may vote by following the instructions in the e-mail or on the website.

For shareholders who received the proxy materials by mail: You may vote your shares by following the instructions provided on the proxy card or voting instruction form. If you vote by Internet or telephone, you will need the control number provided on the proxy card or voting instruction form. If you vote by mail, please complete, sign and date the proxy card or voting instruction form and mail it in the accompanying pre-addressed envelope.

Who may vote at the Annual General Meeting and how many votes do I have?	If you owned ordinary shares of Covidien at the close of business on the record date, January , 2011, then you may vote at the Annual General Meeting by following the procedures outlined in this Proxy Statement. At the close of business on the record date, we had ordinary shares outstanding and entitled to vote. Each ordinary share is entitled to one vote on each matter properly brought before the Annual General Meeting.

1	2011 Proxy Statement

May I vote my shares in person at the Annual General Meeting?

Yes, you may vote your shares in person at the Annual General Meeting as follows.

If you are a shareholder of record and you wish to vote in person at the Annual General Meeting, you may do so. If you do not wish to attend yourself, you may also appoint a proxy or proxies to attend, speak and vote in your place. A proxy does not need to be a shareholder of Covidien. You are not precluded from attending, speaking or voting at the Annual General Meeting, even if you have completed a proxy form. To appoint a proxy other than the designated officers of the Company, please contact the Company Secretary at our registered office.

If you are a beneficial owner of shares and you wish to vote in person at the Annual General Meeting, you must obtain a legal proxy from the bank, brokerage firm or nominee that holds your shares. You will need to bring the legal proxy with you to the meeting and hand it in with a signed ballot that you can request at the meeting. You will not be able to vote your shares at the Annual General Meeting without a legal proxy and a signed ballot.

Even if you plan to attend the Annual General Meeting, we recommend that you also vote by proxy as described above so that your vote will be counted if you later decide not to attend the meeting.

What is the deadline for voting my shares if I do not vote in person at the Annual General Meeting?

If you are a shareholder of record, you may vote by Internet or by telephone until 5:00 p.m., United States Eastern Time, on March 14, 2011.

If you are a beneficial owner of shares held through a bank or brokerage firm, please follow the voting instructions provided by your bank or brokerage firm.

What is the difference between holding shares as a shareholder of record and as a beneficial owner of shares held in street name?

Shareholder of Record. If you hold ordinary shares and your name appears in the Register of Members of Covidien, you are considered the shareholder of record of those shares.

Beneficial Owner of Shares Held in Street Name. If your ordinary shares are held in an account at a brokerage firm, bank, broker-dealer or other similar organization, then you are the beneficial owner of shares held in “street name.” As a beneficial owner, you have the right to direct your bank or brokerage firm how to vote the shares held in your account.

Can I change my vote after I have submitted my proxy?	Yes. You have the right to revoke your proxy before it is voted at the Annual General Meeting, subject to the proxy voting deadlines described above. You may vote again on a later date by Internet or by telephone (only your latest Internet or telephone proxy submitted prior to the meeting will be counted), or by signing and returning a new proxy card with a later date, or by attending the meeting and voting in person. However, your attendance at the Annual General Meeting will not automatically revoke your proxy unless you vote in person at the meeting or file a written instrument with the Secretary of Covidien at least one hour prior to the start of the meeting requesting that your prior proxy be revoked.

2011 Proxy Statement	2

What happens if I do not give specific voting instructions when I deliver my proxy?

Shareholders of Record. If you are a shareholder of record and you:

•       Indicate when voting by Internet or by telephone that you wish to vote as recommended by our Board of Directors; or

•       If you sign and return a proxy card without giving specific voting instructions,

then the Company-designated proxy holders will vote your shares in the manner recommended by our Board of Directors on all matters presented in this Proxy Statement and as the proxy holders may determine in their discretion regarding any other matters properly presented for a vote at the meeting.

Beneficial Owners of Shares Held in Street Name. If you are a beneficial owner of shares and your bank or brokerage firm does not receive instructions from you about how your shares are to be voted, one of two things can happen, depending on the type of proposal. Pursuant to New York Stock Exchange (“NYSE”) rules, brokers have discretionary power to vote your shares with respect to “routine” matters, but they do not have discretionary power to vote your shares on “non-routine” matters. Pursuant to recent changes in NYSE rules, the election of directors, the shareholder advisory vote on executive compensation and the shareholder advisory vote on the frequency of future votes on executive compensation are considered non-routine matters. A bank or brokerage firm may not vote your shares with respect to non-routine matters if you have not provided instructions. This is called a “broker non-vote.” We strongly encourage you to submit your proxy and exercise your right to vote as a shareholder.

What is the “quorum” requirement for the Annual General Meeting?

In order to conduct any business at the Annual General Meeting, holders of a majority of Covidien’s shares which are outstanding and entitled to vote on the record date must be present in person or represented by valid proxies. This is called a quorum. Your shares will be counted for purposes of determining if there is a quorum, whether representing votes for, against or abstained, or broker non-votes, if you:

•       are present and vote in person at the meeting;

•       have voted by Internet or by telephone; or

•       you have submitted a proxy card or voting instruction form by mail.

Assuming there is a proper quorum of shares represented at the Annual General Meeting, how many shares are required to approve the proposals being voted upon at the Annual General Meeting?	The voting requirements for each of the proposals are as follows:
	Proposal	Vote Required
	1. Election of Directors	Majority of votes cast
	2. Appointment of Independent Auditors and Authorization of the Audit Committee of the Board to Set the Auditors’ Remuneration	Majority of votes cast
	3. Effect a reverse split followed by a forward split	Majority of votes cast
	4. Advisory Vote on Executive Compensation	Majority of votes cast
	5. Advisory Vote on Frequency of Future Advisory Votes on Executive Compensation	Plurality of votes cast

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How are abstentions and broker non-votes treated?	Abstentions and broker non-votes are considered present for purposes of determining the presence of a quorum. Abstentions and broker non-votes will not be considered votes properly cast at the Annual General Meeting. Because the approval of all of the proposals is based on the votes properly cast at the Annual General Meeting, abstentions and broker non-votes will not have any effect on the outcome of voting on these proposals.

Why did I receive a notice in the mail regarding the Internet availability of the proxy materials instead of a paper copy of the proxy materials?	As explained in more detail below, we are pleased to be using the voluntary “notice and access” system adopted by the Securities and Exchange Commission (the “SEC”) relating to delivery of our proxy materials over the Internet. As a result, we mailed to many of our shareholders a notice about the Internet availability of the proxy materials instead of a paper copy of the proxy materials. Shareholders who received the notice will have the ability to access the proxy materials over the Internet and to request a paper copy of the proxy materials by mail, by e-mail or by telephone. Instructions on how to access the proxy materials over the Internet or to request a paper copy may be found on the notice. In addition, the notice contains instructions on how shareholders may request proxy materials in printed form by mail or electronically by e-mail on an ongoing basis. As permitted by our Articles of Association, this notice of Internet availability of proxy materials also includes a Notice of Meeting.

What are the “notice and access” rules and how do they affect the delivery of the proxy materials?	The SEC’s notice and access rules allow us to deliver proxy materials to our shareholders by posting the materials on an Internet website, notifying shareholders of the availability of the proxy materials on the Internet and sending paper copies of proxy materials upon shareholder request. We believe that the notice and access rules allow us to use Internet technology that many shareholders prefer, continue to provide our shareholders with the information they need and, at the same time, assure more prompt delivery of the proxy materials. The notice and access rules also lower our cost of printing and delivering the proxy materials and minimize the environmental impact of printing paper copies.

Why didn’t I receive a notice in the mail about the Internet availability of the proxy materials?

Shareholders who previously elected to access the proxy materials over the Internet will not receive a notice in the mail about the Internet availability of the proxy materials. Instead, you should have received an e-mail with links to the proxy materials and the proxy voting website. Additionally, we mailed copies of the proxy materials to shareholders who previously requested to receive paper copies instead of the notice.

If you received a paper copy of the proxy materials, you may elect to receive future proxy materials electronically by following the instructions on your proxy card or voting instruction form. Choosing to receive your future proxy materials by e-mail will help us conserve natural resources and reduce the costs of printing and distributing our proxy materials. If you choose to receive future proxy materials by e-mail, you will receive an e-mail with instructions containing a link to the website where those materials are available and a link to the proxy voting website. Your election to receive proxy materials by e-mail will remain in effect until you terminate it.

2011 Proxy Statement	4

How do I attend the Annual General Meeting?

All shareholders are invited to attend the Annual General Meeting.

Shareholders of Record. For admission to the Annual General Meeting, shareholders of record should bring picture identification to the Registered Shareholders check-in area, where ownership will be verified. If you would like someone to attend on your behalf, please contact the Company Secretary at our registered office prior to the meeting.

Beneficial Owners of Shares Held in Street Name. Those who have beneficial ownership of ordinary shares held by a bank, brokerage firm or other nominee should come to the Beneficial Owners check-in area. To be admitted, beneficial owners must bring picture identification, as well as proof from their banks or brokers that they owned Covidien ordinary shares on January     , 2011, the record date for the Annual General Meeting.

Registration will begin at 10:30 a.m., local time, and the Annual General Meeting will begin at 11:00 a.m., local time. For directions to the Annual General Meeting, please call us at +353 1 438-1700.

How will voting on any other business be conducted?	Other than matters incident to the conduct of the Annual General Meeting, we do not know of any business or proposals to be considered at the Annual General Meeting other than those set forth in this Proxy Statement. If any other business is proposed and properly presented at the Annual General Meeting, the proxies received from our shareholders give the proxy holders the authority to vote on the matter at their discretion.

Who will count the votes?	Broadridge Financial Solutions, Inc. will act as the inspector of election and will tabulate the votes.

Who will pay the costs of soliciting the proxies?	We will pay the costs of soliciting proxies. Proxies may be solicited on behalf of Covidien by directors, officers or employees of Covidien in person or by telephone, facsimile or other electronic means. We have retained D. F. King & Co., Inc. to assist in solicitation of proxies and have agreed to pay D. F. King $15,000, plus out-of-pocket expenses, for these services. As required by the SEC and the NYSE, we also will reimburse brokerage firms and other custodians, nominees and fiduciaries, upon request, for their reasonable expenses incurred in sending proxies and proxy materials to beneficial owners of our ordinary shares.

Who is your transfer agent?	Our transfer agent is BNY Mellon Shareowner Services. All communications concerning accounts of shareholders of record, including address changes, name changes, inquiries as to requirements to transfer Covidien stock and similar issues, can be handled by calling toll-free 1-866-210-6572 (U.S.) or +1-201-680-6578 (outside the U.S.) or by accessing Mellon’s website at www.bnymellon.com/shareowner/isd.

Where can I find more information about Covidien?	For other information about Covidien, you can visit our website at www.covidien.com. We make our website content available for information purposes only. It should not be relied upon for investment purposes, and it is not incorporated by reference into this Proxy Statement.

5	2011 Proxy Statement

CORPORATE GOVERNANCE

Our Board of Directors believes that good governance requires not only an effective set of specific practices, but also a culture of responsibility throughout an organization, and governance at Covidien is intended to achieve both. The Board also believes that good governance ultimately depends on the quality of an organization’s leadership, and it is committed to recruiting and retaining directors and officers of proven leadership ability and personal integrity.

Corporate Governance Guidelines

The Board has adopted governance guidelines which are designed to assist the Company and the Board in implementing effective corporate governance practices. The governance guidelines, which are reviewed annually by the Nominating and Governance Committee, address, among other things:

•	director responsibilities;

•	composition and selection of the Board, including qualification standards and independence guidelines;

•	majority voting for directors;

•	the role of an independent Lead Director;

•	Board committee establishment, structure and guidelines;

•	officer and director stock ownership requirements;

•	meetings of non-employee directors;

•	director orientation and continuing education;

•	Board access to management and independent advisors;

•	communication with directors;

•	Board and committee self-evaluations;

•	succession planning and management development reviews;

•	CEO performance reviews;

•	recoupment, or “claw-back”, of executive compensation;

•	ethics and conflicts of interest; and

•	policy on shareholder rights plans.

The governance guidelines are posted on our website at www.covidien.com.

Independence of Nominees for Director

As noted above, the governance guidelines include criteria adopted by the Board to assist it in making determinations regarding the independence of its members. The criteria, summarized below, are consistent with the NYSE listing standards regarding director independence. To be considered independent, the Board must determine that a director does not have a material relationship, directly or indirectly, with Covidien. In assessing independence, the Board considers all relevant facts and circumstances. In particular, when assessing the materiality of a director’s relationship with the Company, the Board considers the issue not just from the standpoint of the director, but also from that of the persons or organizations with which the director has an affiliation. A director will not be considered independent if he or she:

•	is, or has been within the last three years, an employee of Covidien;

•	has an immediate family member who is, or has been within the last three years, an executive officer of Covidien;

2011 Proxy Statement	6

•	is a current partner or employee of our auditor;

•	has an immediate family member who is a current partner of our auditor or who is an employee of our auditor and personally works on our audit;

•	has been, or has an immediate family member who has been, within the last three years, a partner or employee of our auditor who personally worked on our audit during that time;

•

is, or an immediate family member is, or has been within the last three years, employed as an executive officer of a public company that has or had on the compensation committee of its Board an executive officer of Covidien (during the same period of time);

•

has, or has an immediate family member who has, received more than $120,000 in direct compensation from Covidien, other than director and committee fees, in any twelve month period within the last three years;

•

is a current employee, or has an immediate family member who is a current executive officer, of a company that has made payments to, or received payments from, Covidien for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues; or

•

is, or his or her spouse is, an executive officer, director or trustee of a charitable organization to which Covidien’s contributions, not including our matching of charitable contributions by employees, exceed, in any single year within the last three fiscal years, the greater of $1 million or 2% of such organization’s total charitable receipts during that year.

The Board has considered the independence of its members in light of these independence criteria. In connection with its independence considerations, the Board has reviewed Covidien’s relationships with organizations with which our directors are affiliated and has determined that such relationships, other than that with Tyco International Ltd. (“Tyco International”), from whom we spun in 2007, were established in the ordinary course of business. The Board has determined that none of these current business relationships are material to us, any of the organizations involved, or our directors. Based on these considerations, the Board has determined that each of our directors and each of the director nominees, other than Richard J. Meelia, our President, Chief Executive Officer and Chairman of the Board, satisfies the criteria and is independent. These independent directors and director nominees are: Craig Arnold, Robert H. Brust, John M. Connors, Jr., Christopher J. Coughlin, Timothy M. Donahue, Kathy J. Herbert, Randall J. Hogan, III, Dennis H. Reilley, Tadataka Yamada and Joseph A. Zaccagnino. Each independent director is expected to notify the chair of the Nominating and Governance Committee, as soon as reasonably practicable, of changes in his or her personal circumstances that may affect the Board’s evaluation of his or her independence.

Director Nominations Process

The Nominating and Governance Committee is responsible for developing the general criteria, subject to approval by the full Board, for use in identifying, evaluating and selecting qualified candidates for election or re-election to the Board. The Nominating and Governance Committee periodically reviews with the Board the appropriate skills and characteristics required of Board members in the context of the current make up of the Board. Final approval of director candidates is determined by the full Board, and invitations to join the Board are extended by the Chairman of the Board on behalf of the entire Board.

The Nominating and Governance Committee, in accordance with the Board’s governance guidelines, seeks to create a Board that is strong in its collective knowledge and has a diversity of skills and experience with respect to accounting and finance, management and leadership, vision and strategy, business operations, business judgment, industry knowledge, corporate governance and global markets. When the Committee reviews a potential new candidate, the Committee looks specifically at the candidate’s qualifications in light of the needs of the Board and the Company at that time, given the then current mix of director attributes.

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As described in our Corporate Governance Guidelines:

•	directors should be individuals of the highest ethical character and integrity;

•

directors should have demonstrated management ability at senior levels in successful organizations, including as the chief executive officer of a public company or as the leader of a large, multifaceted organization, including government, educational and other non-profit organizations;

•

each director should have the ability to provide wise, informed and thoughtful counsel to senior management on a range of issues and be able to express independent opinions, while at the same time working as a member of a team;

•	directors should be free from any conflict of interest or business or personal relationship that would interfere with the duty of loyalty owed to the Company; and

•	directors should be independent of any particular constituency and be able to represent all shareholders of the Company.

The Committee assesses independence and also monitors compliance by the members of the Board as a group with the requisite qualifications under NYSE listing standards for populating the Audit, Compensation and Human Resources and Nominating and Governance Committees. Directors may not serve on more than four public company boards of directors (including Covidien) or, if the director is employed as CEO of a publicly traded company, no more than three public company boards of directors (including Covidien). No person may stand for election as a director after reaching age 72.

As provided in its charter, the Nominating and Governance Committee will consider nominations submitted by shareholders. To recommend a nominee, a shareholder should write to our Secretary at Covidien’s registered address, 20 on Hatch, Lower Hatch Street, Dublin 2, Ireland. Any such recommendation must include:

•	the name and address of the candidate;

•

a brief biographical description, including his or her occupation for at least the last five years, and a statement of the qualifications of the candidate, taking into account the qualification requirements set forth above; and

•	the candidate’s signed consent to serve as a director if elected and to be named in the proxy statement.

The recommendation must also include documentary evidence of ownership of Covidien ordinary shares if the shareholder is a beneficial owner, as well as the date the shares were acquired, as required by the Company’s Articles of Association.

To be considered by the Nominating and Governance Committee for nomination and inclusion in the Company’s proxy statement for the 2012 Annual General Meeting, shareholder recommendations for director must be received by our Secretary no later than September 27, 2011. Once the Secretary receives the recommendation, we will deliver a questionnaire to the candidate requesting additional information about the candidate’s independence, qualifications and other information that would assist the Nominating and Governance Committee in evaluating the candidate, as well as certain information that must be disclosed about the candidate in the Company’s proxy statement, if nominated. Candidates must complete and return the questionnaire within the time frame provided to be considered for nomination by the Nominating and Governance Committee.

The Nominating and Governance Committee also receives suggestions for director candidates from Board members and, in its discretion, may also employ a third-party search firm to assist in identifying candidates for director. All 11 of our nominees for director are current members of the Board. In evaluating candidates for director, the Committee uses the guidelines described above, and evaluates shareholder candidates in the same manner as candidates proposed from all other sources. Based on the Nominating and Governance Committee’s evaluation of the current directors, each nominee was recommended for re-election. More information regarding each director’s qualifications can be found in Proposal One later in this proxy statement.

2011 Proxy Statement	8

Majority Vote for Election of Directors

Directors are elected by the affirmative vote of a majority of the votes cast by shareholders at the Annual General Meeting and serve for one-year terms. Any nominee for director who does not receive a majority of the votes cast is not elected to the Board.

Executive Sessions

The independent directors meet in executive session, without members of management present, at each regularly scheduled Board meeting and at such other times as may be deemed appropriate. These executive sessions may include a discussion with the Chief Executive Officer.

Board Leadership Structure

From June 2007 through September 2008, the positions of Chairman of the Board and Chief Executive Officer were held by separate people, due in part to the fact that the Company was a newly independent stand-alone public company, no longer part of a conglomerate, and also to the fact that the Board was newly constituted and unfamiliar with the Chief Executive Officer. In September 2008, after the Company had completed one full fiscal year as an independent Company, the Board reassessed this structure. Based in part on the strong governance structure laid down by the non-executive Chairman, the Chief Executive Officer’s performance during the Company’s first full fiscal year as a stand-alone public company, the Board’s increasing familiarity and comfort with the Chief Executive Officer and the potential efficiencies of having the Chief Executive Officer also serve in the role of Chairman of the Board, the Board decided to revise its structure. The Board appointed Mr. Donahue as Independent Lead Director and appointed Mr. Meelia, our Chief Executive Officer, as the Chairman of the Board.

The Chairman of the Board provides leadership to the Board and works with the Board to define its structure and activities in the fulfillment of its responsibilities. In conjunction with the Lead Director, the Chairman of the Board sets the Board agendas with Board and management input, facilitates communication among directors, works with the Lead Director to provide an appropriate information flow to the Board and presides at meetings of the Board of Directors and shareholders. The Lead Director works with the Chairman of the Board and Chief Executive Officer and other Board members to provide strong, independent oversight of the Company’s management and affairs. Among other things, the Lead Director approves Board meeting agendas as well as the quality, quantity and timeliness of information sent to the Board, serves as the principal liaison between the Chairman of the Board and the independent directors and chairs an executive session of the independent directors at each regularly scheduled Board meeting. A more detailed description of the roles and responsibilities of the Chairman of the Board and of the Lead Director is set forth in our Corporate Governance Guidelines.

Code of Ethics

We have adopted the Covidien Guide to Business Conduct, which applies to all of our employees, officers and directors. The Guide to Business Conduct meets the requirements of a “code of ethics” as defined by SEC regulations and applies to our Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer, as well as all other employees, as indicated above. The Guide to Business Conduct also meets the requirements of a code of business conduct and ethics under the listing standards of the NYSE. The Guide to Business Conduct is posted on our website at www.covidien.com under the heading “Investor Relations—Corporate Governance.” We disclose any material amendments to the Guide to Business Conduct, as well as any waivers for executive officers or directors, on our website.

Board Risk Oversight

Our Board of Directors oversees an enterprise-wide approach to risk management designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational

9	2011 Proxy Statement

performance and enhance shareholder value. A fundamental part of risk management is not only understanding the risks a company faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for the company. The involvement of the full Board of Directors in setting the Company’s business strategy is a key part of its assessment of management’s appetite for risk and also a determination of what constitutes an appropriate level of risk for the Company. The full Board of Directors participates in an annual enterprise risk management assessment, which is led by the Company’s general counsel. In this process, risk is assessed throughout the business, focusing on three primary areas of risk: financial risk, legal/compliance risk and operational/strategic risk.

While the Board of Directors has the ultimate oversight responsibility for the risk management process, various committees of the Board also have responsibility for risk management. In particular, the Audit Committee focuses on financial risk, including internal controls, and receives an annual risk assessment report from the Company’s internal auditors. The Company’s Compliance Committee assists the Board of Directors in fulfilling its oversight responsibility with respect to regulatory, healthcare compliance and public policy issues that affect the Company and works closely with the Company’s legal and regulatory groups. In addition, in setting compensation, the Compensation and Human Resources Committee strives to create incentives that encourage a level of risk-taking behavior consistent with the Company’s business strategy. As discussed below, the Compensation and Human Resources Committee recently conducted a compensation risk assessment. Finally, the Company’s Nominating and Governance Committee conducts an annual assessment of the risk management process and reports its findings to the Board.

Compensation Risk Assessment

At the Compensation and Human Resources Committee’s direction, representatives of the Company’s human resources and legal departments conducted a risk assessment of the Company’s compensation policies and practices during fiscal 2010. This risk assessment consisted of a review of cash and equity compensation provided to Company employees, with a focus on compensation payable to senior executives and incentive compensation plans which provide variable compensation to other Company employees based upon Company and individual performance. The Compensation and Human Resources Committee and its independent consultant reviewed the findings of this assessment and agreed with the conclusion that our compensation programs are designed with the appropriate balance of risk and reward in relation to the Company’s overall business strategy and do not create risk that is reasonably likely to have a material adverse effect on the Company. The following characteristics of our compensation programs support this finding:

•	our use of different types of compensation vehicles that provide a balance of long- and short-term incentives with fixed and variable components;

•	the cap on awards to limit windfalls;

•	our practice of looking beyond results-oriented performance in assessing the contributions of a particular executive;

•	our share ownership guidelines;

•	our executive compensation recoupment policy;

•	our claw-back policy for equity awards; and

•	the ability of the Compensation and Human Resources Committee to reduce incentive payouts if deemed appropriate.

Hedging Policy

The Company’s Insider Trading Policy prohibits employees, including directors and named executive officers, from engaging in transactions in puts, calls, cashless collars, options or similar rights and obligations involving Covidien securities, other than the exercise of a Company-issued stock option.

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Transactions with Related Persons

The Board’s Nominating and Governance Committee is responsible for the review and, if appropriate, approval or ratification of “related-person transactions” involving Covidien or its subsidiaries and related persons. Under SEC rules, a related person is a director, nominee for director, executive officer or a beneficial owner of 5% or more of Covidien’s shares, and their immediate family members. Our Board of Directors has adopted written policies and procedures that apply to any transaction or series of transactions in which the Company or a subsidiary is a participant, the amount involved exceeds $100,000 and a related person has a direct or indirect material interest.

Covidien personnel in the Legal and Finance departments review transactions involving related persons. If they determine that a related person could have a material interest in such a transaction, the transaction is forwarded to the Nominating and Governance Committee for review. The Nominating and Governance Committee determines whether the related person has a material interest in a transaction and may, in its discretion, approve, ratify, rescind or take other action with respect to the transaction. The Nominating and Governance Committee reviews all material facts related to the transaction and takes into account, among other factors it deems appropriate, whether the transaction is on terms no less favorable to the Company than terms generally available to an unaffiliated third-party under the same or similar circumstances, the extent of the related person’s interest in the transaction and, if applicable, the availability of other sources of comparable products or services. The following transaction was considered and ratified by the Nominating and Governance Committee:

Bryan C. Hanson, the brother-in-law of José Almeida, our Senior Vice President and President of our Medical Devices segment, is President of the Energy-based Devices business unit within our Medical Devices segment. In fiscal 2010, Mr. Hanson earned total cash compensation of approximately $987,000 (consisting of base salary, bonus, Company matches under our retirement plans and the value of credited dividend equivalent units). In fiscal 2010, he also received a grant of 3,721 restricted stock units, 3,721 performance share units and options to purchase 29,890 of our ordinary shares at $47.60 per share. His compensation was commensurate with that of his peers.

Communications with the Board of Directors

The Board has established a process for interested parties to communicate with members of the Board. If you have a concern, question or complaint regarding our compliance with any policy or law, or would otherwise like to contact the Board, you may reach the Board via email at board.directors@covidien.com. A direct link to this email address can be found on our website at www.covidien.com under the heading “Investor Relations—Corporate Governance—Contact Covidien Board.” You may also submit communications in writing to a special address or by phone to a toll-free number that are published on our website at www.covidien.com under the heading “Contact Us—Ombudsman.” Inquiries may be submitted anonymously and confidentially.

All concerns and inquiries are received and reviewed promptly by our Ombudsman. Any concerns relating to accounting, internal controls or audit matters are reviewed with the Audit Committee. All concerns will be addressed by the Ombudsman, with assistance from the Office of the General Counsel as necessary, unless otherwise instructed by the Audit Committee or the Lead Director. The status of all outstanding concerns is summarized to the Audit Committee on a regular basis, and any concern that is determined to be either (1) an immediate threat to the Company or (2) concerns a senior Company official (any executive officer or any direct report to the CEO) is immediately communicated to the Chair of the Audit Committee. The Chair of the Audit Committee or the Lead Director may determine that certain matters should be presented to the full Board and may direct the retention of outside counsel or other advisors in connection with any concern addressed to them. The Covidien Guide to Business Conduct prohibits any employee from retaliating against anyone for raising or helping to resolve an integrity question.

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BOARD OF DIRECTORS AND BOARD COMMITTEES

General

Our business, property and affairs are managed under the direction of the Board of Directors, which currently is comprised of 11 members. Directors are kept informed of our business through discussions with the Lead Director, the Chairman of the Board and Chief Executive Officer and other officers, by reviewing materials provided to them, and by participating in meetings of the Board and its committees. During our 2010 fiscal year, the Board held seven meetings. In fiscal 2010, all of our directors attended over 75% of the total of all meetings of the Board and the committees on which they served. Our Corporate Governance Guidelines provide that Board members are expected to attend each Annual General Meeting; all of our Board members attended our 2010 Annual General Meeting.

Board Committees

The Board has a separately designated Audit Committee established in accordance with the Securities Exchange Act of 1934, as well as a Compensation and Human Resources Committee, a Nominating and Governance Committee, a Compliance Committee and a Transactions Committee. Assignments to, and chairs of, the committees are recommended by the Nominating and Governance Committee and selected by the Board. The committees report on their activities to the Board at each regular Board meeting.

The table below provides membership information for the Board and each committee as of the date of this proxy statement.

	Audit Committee	Compensation and Human Resources Committee	Nominating and Governance Committee	Compliance Committee	Transactions Committee
Independent Directors
Craig Arnold	X
Robert H. Brust	Chair				X
John M. Connors, Jr.		X
Christopher J. Coughlin				Chair	X
Timothy M. Donahue(1)		Chair			Chair
Kathy J. Herbert		X
Randall J. Hogan, III	X
Dennis H. Reilley			X	X
Tadataka Yamada			X	X
Joseph A. Zaccagnino			Chair	X	X
Employee Director
Richard J. Meelia(2)
Number of Meetings Held in Fiscal 2010	9	5	6	5	2

(1)	Lead Director

(2)	Chairman of the Board

Audit Committee

The Audit Committee monitors the integrity of our financial statements, the independence and qualifications of the independent auditors, the performance of our internal auditors and independent auditors, our compliance

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with legal and certain regulatory requirements and the effectiveness of our internal controls. The Audit Committee is also responsible for selecting, retaining, evaluating, setting the remuneration of and, if appropriate, recommending the termination of our independent auditors. The members of the Audit Committee are Craig Arnold, Robert H. Brust and Randall J. Hogan, III, each of whom is independent under SEC rules and NYSE listing standards applicable to audit committee members. Mr. Brust is the Chair of the Audit Committee. The Board has determined that Mr. Brust and Mr. Hogan are audit committee financial experts. The Audit Committee held nine meetings during fiscal 2010. The Audit Committee operates under a charter approved by the Board of Directors, which is posted on our website at www.covidien.com.

Compensation and Human Resources Committee

The Compensation and Human Resources Committee reviews and approves compensation and benefits policies and objectives, determines whether our officers and employees are compensated according to those objectives and carries out the Board’s responsibilities relating to the compensation of our executives. The members of the Compensation and Human Resources Committee are John M. Connors, Jr., Timothy M. Donahue and Kathy J. Herbert, each of whom is independent under NYSE listing standards. Mr. Donahue is the Chair of the Compensation and Human Resources Committee. The Compensation and Human Resources Committee held five meetings during fiscal 2010. The Compensation and Human Resources Committee operates under a charter approved by the Board of Directors, which is posted on our website at www.covidien.com.

Nominating and Governance Committee

The Nominating and Governance Committee is responsible for identifying individuals qualified to become Board members, recommending to the Board the director nominees for election at the Annual General Meeting, developing and recommending to the Board a set of corporate governance guidelines, and taking a general leadership role in our corporate governance. The Nominating and Governance Committee also reviews the succession planning process relating to the Chief Executive Officer and the Company’s other senior executive officers, as well as the Company’s management development process. The members of the Nominating and Governance Committee are Dennis H. Reilley, Tadataka Yamada and Joseph A. Zaccagnino, each of whom is independent under NYSE listing standards. Mr. Zaccagnino is the Chair of the Nominating and Governance Committee. The Nominating and Governance Committee held six meetings during fiscal 2010. The Nominating and Governance Committee operates under a charter approved by the Board of Directors, which is posted on our website at www.covidien.com.

Compliance Committee

The Compliance Committee assists the Board in fulfilling its oversight responsibility with respect to regulatory, healthcare compliance and public policy issues that affect the Company. The members of Compliance Committee are Christopher J. Coughlin, Dennis H. Reilley, Tadataka Yamada and Joseph A. Zaccagnino, each of whom is independent under NYSE listing standards. Mr. Coughlin serves as the Chair of the Compliance Committee. The Compliance Committee held five meetings during fiscal 2010. The Compliance Committee operates under a charter approved by the Board of Directors, which is posted on our website at www.covidien.com.

Transactions Committee

The Transactions Committee was created by the Board of Directors to maximize the efficiency of the Board’s review and approval process relating to merger, acquisition and divestiture transactions. The members of Transactions Committee are Robert H. Brust, Christopher J. Coughlin, Timothy M. Donahue and Joseph A. Zaccagnino, each of whom is independent under NYSE listing standards. Mr. Donahue serves as the Chair of the Transactions Committee. The Transactions Committee held two meetings during fiscal 2010.

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COMPENSATION OF NON-EMPLOYEE DIRECTORS

The Board of Directors has approved a compensation structure for non-employee directors consisting of an annual cash retainer, supplemental cash retainers for Audit Committee members, Committee Chairs and the Lead Director and equity awards.

Cash Retainers

Board Members. Each non-employee Director receives an annual cash retainer which is generally paid on a quarterly basis. During fiscal 2010, the annual cash retainer was $95,000.

Committee Chairs and Audit Committee Members. The Chairs of the Compensation and Human Resources Committee, Nominating and Governance Committee and Compliance Committee each receive a supplemental annual cash retainer of $10,000. The Chair of the Audit Committee receives a supplemental annual cash retainer of $15,000. Each member of the Audit Committee (including the Chair) also receives a supplemental annual cash retainer of $5,000.

Lead Director. The Lead Director receives a supplemental annual cash retainer of $25,000 for his services.

Equity Awards

Restricted Stock Units. At the time of our 2010 Annual General Meeting, each non-employee director received an annual grant of restricted stock units with a value of $135,000. The fiscal 2010 awards vest on the date of the Company’s 2011 Annual General Meeting. Restricted stock units also accrue dividend equivalent units until the restricted stock units vest and shares are issued. Going forward, we expect that each non-employee director will receive an annual grant of restricted stock units on or around the date of each Annual General Meeting.

Other

Directors from time to time may make use of tickets to various sporting events provided by the Company; for the year ended September 24, 2010, the aggregate incremental cost to the Company of these amounts was substantially less than $10,000 per director. Pursuant to Covidien’s Matching Gift Program, which is available to our directors on the same terms available to our employees, the Company will match contributions to charitable organizations up to $10,000. Directors are also reimbursed for reasonable out-of-pocket expenses incurred in attending Board, Board committee, and shareholder meetings and are also permitted to use the corporate aircraft to travel to and from meetings.

The following table provides information concerning the compensation paid by us to each of our non-employee directors for the fiscal year ended September 24, 2010. Richard J. Meelia, our President, Chief Executive Officer and Chairman of the Board of Directors, is not included in this table as he is an employee of

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the Company and thus receives no compensation for his service as a director. The compensation received by Mr. Meelia as an officer of the Company is shown in the Summary Compensation Table on page 33.

2010 Director Compensation Table

Name	Fees Earned or Paid in Cash ($)		Stock Awards(1) ($)	Total ($)
(a)	(b)		(c)	(h)
Craig Arnold	$100,000	(2)	$135,015	$235,015
Robert H. Brust	$115,000	(3)	$135,015	$250,015
John M. Connors, Jr.	$ 95,000	(4)	$135,015	$230,015
Christopher J. Coughlin	$105,000	(5)	$135,015	$240,015
Timothy M. Donahue	$130,000	(6)	$135,015	$265,015
Kathy J. Herbert	$ 95,000	(4)	$135,015	$230,015
Randall J. Hogan, III	$100,000	(2)	$135,015	$235,015
Dennis H. Reilley	$ 95,000	(4)	$135,015	$230,015
Tadataka Yamada	$ 95,000	(4)	$135,015	$230,015
Joseph A. Zaccagnino	$105,000	(7)	$135,015	$240,015

(1)

The amounts in column (c) reflect the aggregate grant date fair value of restricted stock units granted in fiscal 2010, calculated in accordance with Accounting Standards Codification 718. The grant date fair value does not necessarily correspond to the actual value that will be recognized by each director, which will likely vary based on a number of factors, including our financial performance, stock price fluctuations and applicable vesting. As of September 24, 2010, each director had 2,704 restricted stock units (including dividend equivalent units) outstanding. As of September 24, 2010, each non-employee director held options to purchase 9,600 ordinary shares received as compensation for serving on our board. No stock options were granted to non-employee directors in fiscal 2010.

(2)	Includes annual retainer and Audit Committee member retainer.

(3)	Includes annual retainer, Audit Committee member retainer and Audit Committee Chair retainer.

(4)	Includes annual retainer.

(5)	Includes annual retainer and Compliance Committee Chair retainer.

(6)	Includes annual retainer, Compensation and Human Resources Committee Chair retainer and Lead Director retainer.

(7)	Includes annual retainer and Nominating and Governance Committee Chair retainer.

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COMPENSATION OF EXECUTIVE OFFICERS

Compensation Discussion and Analysis

Executive Summary

The Compensation and Human Resources Committee (the “Compensation Committee”) has adopted an overall compensation package that is intended to align our named executive officers’ interests with those of our shareholders and to promote the creation of shareholder value without encouraging excessive or unnecessary risk-taking. We provide our named executive officers with a compensation package that includes base salary, annual incentive compensation, long-term incentive awards, and broad-based employee benefit programs. Additionally, a significant portion of our named executive officers’ compensation package remains performance-based and dependent upon the Company’s achievement of specified financial goals and the performance of the Company’s shares on a long-term basis.

Despite a challenging market environment, the Company finished fiscal 2010 with solid operating performance including double-digit earnings growth and strong cash flow. Payouts under the 2010 annual incentive plan were positively affected by these results as the Company’s adjusted net income exceeded the 2010 annual incentive plan maximum performance level and free cash flow exceeded the 2010 annual incentive plan target performance level. Payouts were, however, tempered by sales growth which was below the 2010 annual incentive plan threshold performance level. As a result, payouts under the 2010 annual incentive plan to our named executive officers at the corporate level were made at one hundred and forty percent (140%) of target performance level.

Other significant aspects of our executive compensation programs for fiscal 2010 are reflected in the following actions taken by the Compensation Committee:

•

Determined to refine but maintain without material change the elements and mix of compensation for our named executive officers from fiscal 2009 to fiscal 2010, reflecting the Compensation Committee’s view that consistency from year to year in both our approach to compensation and the selection of balanced elements of compensation is important in creating shareholder value by attracting, motivating and rewarding senior executives.

•

Adjusted the weightings of performance metrics in our fiscal 2010 annual incentive plan to shift focus from sales growth to net income/operating income, given the Company’s focus on earnings growth. For corporate named executive officers, performance metrics under the 2010 annual incentive plan were adjusted net income (40%), sales growth (30%) and free cash flow (30%).

•

Recommended, and the Board of Directors adopted, an executive compensation recoupment or “claw-back” policy, as discussed in the section of this Compensation Discussion & Analysis (“CD&A”) entitled “Executive Compensation Recoupment Policy.”

•

Reviewed and approved the conclusions of a compensation risk assessment conducted by management, as discussed in the section entitled “Compensation Risk Assessment”, beginning on page 10 of this Proxy Statement.

•	Modified our peer group to replace Schering-Plough, which was acquired by Merck, with a comparable large pharmaceutical company.

Executive Compensation Philosophy

The Compensation Committee’s goal in setting executive compensation is to provide a compensation package that attracts, motivates and retains executive talent and rewards executive officers for superior Company and individual performance while encouraging behavior that is in the long-term best interests of the Company

2011 Proxy Statement	16

and its shareholders by promoting the creation of shareholder value without encouraging excessive or unnecessary risk-taking. Underlying this general philosophy are the following core principles:

•	Compensation should strongly align the interests of our executive officers and shareholders.

¡	How we achieve this goal: We emphasize long-term incentive awards that motivate executives to create shareholder value and stock ownership guidelines which promote a long-term shareholder perspective.

•	Compensation should be based on a total rewards perspective.

¡

How we achieve this goal: There is an explicit role for each element of compensation and we make compensation decisions regarding each element with a view to the aggregate value and effect of all other elements.

•	We should pay competitively, but not excessively, in order to attract and retain talented executive officers who can achieve our long-term strategic goals and create shareholder value.

¡

How we achieve this goal: We offer total rewards that are generally within the 50th-75th percentile range based on a review of peer companies in the medical devices and pharmaceutical industries and, as appropriate, general industry and which are fair and reasonable in light of the executive officer’s responsibilities, experience and performance. Actual compensation may, however, fall outside the competitive range based on a variety of factors, including, among others, individual performance and the unique challenges of a particular position.

•	Compensation should support our business strategy in the areas of customer focus, globalization, operational excellence and innovation as well as our talent strategy.

¡

How we achieve this goal: We (1) recognize individual performance through merit increases and individual adjustments to equity grant levels; (2) standardize pay levels and programs across the Company to facilitate cross-Company career progression; (3) use equity grants to signal potential and nurture career commitment; and (4) emphasize pay-for-performance through annual and long-term incentive plans rather than retirement benefits or entitlements such as perquisites.

•	Our reward elements should be balanced.

¡

How we achieve this goal: We utilize a mix of incentive plans that balance short- and long-term objectives, provide potential upside for exceeding performance targets (capped at a market-competitive degree of leverage) with downside risk for missing performance targets. We balance retention with reward for shareholder value creation, while also seeing that the elements, individually and in the aggregate, do not encourage excessive risk-taking.

•	Compensation goals and practices should be transparent and easy to communicate, both internally and externally.

¡

How we achieve this goal: We clearly and consistently communicate our total rewards philosophy to executives, limit the number of separate compensation plans/programs we provide, minimize the number of performance metrics per plan, promote continuity in plan design, align executive programs across the Company and enhance the motivational value of compensation by regularly communicating progress against goals.

•	Compensation should support effective governance.

¡

How we achieve this goal: We hold Company officers to stock ownership guidelines to promote long-term ownership, long-term shareholder perspective and responsible practices; we cap awards to limit windfalls; we encourage simplicity and transparency in plan design; we establish clear processes for administering equity and employee benefit plans; and, in

17	2011 Proxy Statement

assessing the contributions of a particular executive officer, the Compensation Committee looks not only to results-oriented performance, but also to how those results were achieved— whether the decisions and actions leading to the results were consistent with the values of the Company—and the long-term impact of those decisions.

2010 Compensation Elements and Decisions

Our compensation program for named executive officers has three major components, all of which are designed to work together to drive a complementary set of behaviors and outcomes.

•	Base salary. Base salary is intended to reflect the market value of the named executive officer’s role, with differentiation for individual capability.

•

Annual incentive compensation. Annual incentive compensation in the form of a market-competitive, performance-based cash bonus is designed to focus our executives on pre-set objectives each year and drive specific behaviors that foster short-term and long-term growth and profitability.

•

Long-term incentive awards. Long-term incentive compensation generally consists of grants of stock options, restricted stock units with time-based vesting and restricted stock units with performance-based vesting, which we refer to as performance share units. Long-term incentive compensation is designed to recognize executives for their contributions to the Company and highlight the strategic significance of each named executive officer’s role, to promote retention and to align the interests of named executive officers with the interests of our shareholders in long-term growth and stock performance, rewarding executives for shareholder value creation.

When assessing and setting compensation, the Compensation Committee focuses on base salary, total cash compensation (consisting of base salary and annual incentive compensation) and total direct compensation (consisting of base salary, annual incentive compensation and long-term incentive awards).

Named executive officers also participate in various employee benefit programs, as described near the end of this CD&A.

Total Rewards — Driving Performance and Behavior

Two of the core principles of the Company’s compensation philosophy, as articulated above, are that compensation should support effective governance, and that compensation should be viewed from a total rewards perspective, considering each compensation element with a view to the aggregate value and effect of all other compensation elements. Accordingly, in setting compensation, the Compensation Committee considers whether the compensation elements, individually and in the aggregate, create incentives that encourage behavior consistent with the overall interests of the Company.

In determining compensation packages for our named executive officers, the Compensation Committee seeks to strike an appropriate balance between fixed and variable compensation and between short- and long-term compensation. We believe that making a significant portion of our named executive officers’ compensation variable and long-term supports our pay-for-performance executive compensation philosophy while also mitigating potential excessive risk-taking behavior.

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The following table illustrates the distribution of value among base salary, target annual incentive cash awards and long-term equity incentives for our Chief Executive Officer and the four other named executive officers for fiscal 2010. Of total direct compensation, 89% of the Chief Executive Officer’s and 81% of the other named executives’ was variable.

We believe that providing the majority of compensation in the form of equity encourages strategies and levels of risk-taking that correlate with the long-term best interests of the Company and its shareholders. The Compensation Committee carefully balances the near-term nature of our annual incentive plan with risk-mitigating aspects, including (1) a mix of financial metrics, which provide checks and balances, (2) caps on cash awards built into the plan design and (3) our executive compensation recoupment policy, which applies if an annual incentive bonus is paid based upon financial information which is required to be restated due to material noncompliance with financial reporting requirements. We emphasize share-based compensation, in combination with executive share ownership guidelines, to promote long-term ownership, long-term shareholder perspective and responsible practices, encouraging significant and sustainable performance over the longer term. Our long-term equity incentive program includes a mix of vehicles to mitigate the risk of over-emphasis on any one element and also includes a cap on awards of performance share units. Our equity programs also include claw-back provisions which apply to monetary gains from equity grants realized by executives terminated for cause. Finally, in assessing the contributions of a particular named executive officer, the Compensation Committee looks not only to results-oriented performance, but also to how those results were achieved—whether the decisions and actions leading to the results were consistent with the values of the Company—and the long-term impact of those decisions.

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Base Salary

Base salaries are paid in order to provide a fixed component of compensation for the named executive officers. Each named executive officer’s base salary is designed to be competitive (within a range of the 50th to 75th percentile) with comparable positions in our peer group companies and market data. The components of market data are described in the “How We Determine Compensation – Peer Group Reviews and Market Data” section of this CD&A. Actual compensation may fall outside this competitive range based on a variety of factors, including the complexity and unique challenges of the position and the individual skills, experience, background and performance of the executive. In setting base salaries for calendar year 2010, the Compensation Committee reviewed, among other things, a summary prepared by Steven Hall & Partners which detailed each named executive officer’s then 2009 base salary compared to market data as well as 2009 total cash compensation compared to market data. The Compensation Committee approved base salary increases, which became effective January 4, 2010, as follows:

Executive Officer	2009 Base Salary(1)	2010 Base Salary(1)	% Change
Richard J. Meelia	$1,250,000	$1,300,000	4.0%
José E. Almeida	$ 700,000	$ 745,000	6.4%
Charles J. Dockendorff	$ 679,900	$ 713,900	5.0%
Timothy R. Wright	$ 599,800	$ 623,800	4.0%
Amy A. McBride-Wendell	$ 474,800	$ 493,800	4.0%

(1)

The Compensation Committee sets base salaries on a calendar year basis. Accordingly, the base salary amounts noted in this table, which represent calendar year base salaries, differ from the base salary amounts set forth in the Summary Compensation Table because the Summary Compensation Table reports amounts actually earned during our fiscal year, from September to September.

The salary increases were based on a consideration of individual performance, assessment of the value of the individual to the Company, a review of total direct compensation and a comparison to market data. Individual performance, other than for Mr. Meelia, was measured through performance evaluations performed by Mr. Meelia and discussed with the Compensation Committee. Mr. Meelia also discussed with the Compensation Committee the value to the Company of each of the named executive officers. Mr. Meelia’s individual performance was based on an evaluation performed by the Board of Directors and the Compensation Committee.

The Compensation Committee approved these base salary increases to promote consistency with our philosophy of compensating executive officers competitively, but not excessively, within the 50th to 75th percentile range based on a review of peer companies in the medical devices and pharmaceutical industries and market data. Although slightly more than the increase for other named executive officers, the increase in Mr. Almeida’s salary was necessary to place him slightly above the 50th percentile and also reflected the fact that he received the highest possible Talent and Leadership Review (“TLR”) performance rating. TLR performance ratings are discussed in the “How We Determine Compensation – Talent and Leadership Review” section of this CD&A. Following the base salary increases for 2010, all named executive officers remained in the 50th to 75th percentile range of base salary compensation paid to executives in comparable positions, based on market data, other than Mr. Dockendorff and Ms. McBride-Wendell, both of whom were slightly above the 75th percentile for their respective positions. The Compensation Committee believed that it was appropriate to compensate Mr. Dockendorff and Ms. McBride-Wendell at these levels because each of them played key roles during fiscal 2009 in furthering a number of the Company’s most important strategic initiatives. Mr. Dockendorff led a number of initiatives resulting in improved gross margin performance, strong cash flow and double-digit earnings per share growth. Ms. McBride-Wendell managed our portfolio to optimize our business by executing key acquisitions and licensing transactions which enabled us to enter new markets, by building our business

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development pipeline and by exiting non-core businesses. Mr. Dockendorff and Ms. McBride-Wendell each received the highest possible TLR performance rating in recognition of their successes during the year.

Annual Incentive Compensation

Annual incentive compensation supports the Compensation Committee’s pay-for-performance philosophy and aligns individual goals with Company goals. Under our annual incentive plan, which is an element of our 2007 Stock and Incentive Plan, employees are eligible for annual incentive cash awards based on the Company’s attainment of specific pre-established performance metrics. Consistent with its typical approach, the Compensation Committee structured the 2010 annual incentive plan as follows:

•

At the beginning of the fiscal year, the Compensation Committee established performance measures and goals, which included the financial metrics being assessed, as well as minimum threshold performance scores required to earn an award, target performance scores and maximum performance scores.

•

Also at the beginning of the fiscal year, the Compensation Committee set individual award targets for each executive, expressed as a percentage of base salary, based on the executive’s level of responsibility and upon an examination of compensation information from our peer group and market data.

•

After the close of the fiscal year, the Compensation Committee received a report from management regarding Company and segment performance against the pre-established performance goals. Awards were based on each named executive officer’s individual award target percentage and the overall Company and/or individual segment’s performance relative to the specific performance goal, as certified by the Compensation Committee.

Setting Annual Performance Metrics. There are two primary classifications of performance metrics utilized in the annual incentive plan, Core Financial Metrics and Strategic Focus Metrics. Each performance metric represents part of the total award calculation, with the Core Financial Metrics accounting for, in the aggregate, 70% of the performance score and the Strategic Focus Metrics accounting for, in the aggregate, 30% of the performance score.

Core Financial Metrics. For the fiscal 2010 annual incentive plan, the Core Financial Metrics applicable to named executive officers at the corporate level (Messrs. Meelia and Dockendorff and Ms. McBride-Wendell) were Company sales growth and Company net income. The Core Financial Metrics applicable to the two named executive officers who run operating segments, Mr. Almeida (Medical Devices) and Mr. Wright (Pharmaceuticals), were sales growth and operating income at the applicable operating segment. The Compensation Committee chose sales growth and net/operating income as performance measures because they are important drivers of shareholder value and are key metrics in the Company’s strategic plan.

Strategic Focus Metrics. For fiscal 2010, the Strategic Focus Metric applicable to the named executive officers at the corporate level was Company cash flow and the Strategic Focus Metrics applicable to the named executive officers at the segment level were Company cash flow and Company net income. The Compensation Committee decided to use cash flow as a performance measure because strong cash flow performance remains a key strategic priority of the Company.

Minimum Performance Requirement. In addition to setting performance metrics and target performance levels, at the beginning of the fiscal year, the Compensation Committee also established a minimum annual performance requirement for participation in the annual incentive plan. In fiscal 2010, the minimum annual performance requirement for named executive officers at the corporate level was 75% of target net income and for the named executive officers at the segment level was 75% of target segment operating income. If the minimum annual performance requirement applicable to a named executive officer is not met, no bonus is paid under the annual incentive plan. For fiscal 2010, the Company achieved these minimum performance levels both at the Company and segment levels.

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Calculating Performance Scores. If the minimum annual performance requirement is met, then a performance score for each performance metric is determined and the overall performance score is calculated. For the Core Financial Metrics, thresholds and maximums for fiscal 2010 were as follows:

Metric	Threshold	Maximum

Sales Growth (Company and Medical Devices segment)	2 percentage points below target	2 percentage points above target

Sales Growth (Pharmaceuticals segment)	3.5 percentage points below target	3.5 percentage points above target

Net Income (Company)	96% of target	104% of target

Operating Income (Medical Devices segment)	90% of target	110% of target

Operating Income (Pharmaceuticals segment)	80% of target	120% of target

For each Core Financial Metric, the performance score would be 0 if performance is below the threshold and up to 200% if performance is at or above the maximum level. For Strategic Focus Metrics, no thresholds or maximums are set—only targets, which are either achieved or missed. If the target is missed, the performance score for the Strategic Focus Metric is 0. If the target is achieved, the performance score for the Strategic Focus Metric is 100%. In addition, if the Strategic Focus Metric target is achieved and the performance score for net income (operating income in the case of segment named executive officers) is greater than 100%, then the score for the Strategic Focus Metric will be increased to the net income/operating income score.

2011 Proxy Statement	22

The table below summarizes the performance measures, weights, targets and actual results used to determine the fiscal 2010 annual incentive cash awards for our named executive officers.

Fiscal 2010 Annual Incentive Plan Design Summary

Executive Officer	Performance Metric(1)	Weight	Performance Target	Performance Results (1)
			(dollars in millions)

Richard J. Meelia Charles J. Dockendorff Amy A. McBride-Wendell	Net Income (Company)	40%	$1,597	$1,772
	Sales Growth (Company)	30%	4.6%	2.1%
	Cash Flow (Company)	30%	$1,433	$1,784

José E. Almeida	Operating Income (Medical Devices segment)	40%	$1,988	$2,136
	Sales Growth (Medical Devices segment)	30%	5.6%	4.5%
	Cash Flow (Company)	15%	$1,433	$1,784
	Net Income (Company)	15%	$1,597	$1,772

Timothy R. Wright	Operating Income (Pharmaceuticals segment)	40%	$424	$431
	Sales Growth (Pharmaceuticals segment)	30%	3.5%	0.3%
	Cash Flow (Company)	15%	$1,433	$1,784
	Net Income (Company)	15%	$1,597	$1,772

(1)	The performance metrics used for compensation purposes include non-GAAP financial measures which exclude the effects of anticipated one-time, generally non-recurring items which the Compensation Committee believes may mask the underlying operating results and/or business trends of the Company or business segment, as applicable. The categories of these anticipated extraordinary items are identified at the beginning of the fiscal year when the performance measure is approved and, for the 2010 annual incentive plan, included certain restructuring charges, revenue adjustments related to businesses exited or sold, acquisitions, goodwill or other intangible asset impairment charges, shareholder and other litigation charges and certain legacy tax matters.

For the 2010 annual incentive plan, the performance metrics were calculated as follows:

•	Sales growth is the total change in net trade sales for fiscal year 2010 in US dollars, calculated using fiscal 2009 foreign exchange rates, divided by fiscal year 2009 net trade sales.

•	Net income is the non-GAAP net income of the Company, which excludes the items noted above.

•

Operating income is the operating income of the applicable operating segment, calculated using the foreign exchange rate applied in setting the segment’s annual operating plan in order to eliminate the effect of currency fluctuations.

23	2011 Proxy Statement

•	Cash flow means free cash flow, which is net cash provided by operating activities minus capital expenditures.

(2)	Pursuant to the 2010 annual incentive plan, the Compensation Committee may also adjust the performance results to take into account extraordinary items that were not anticipated at the start of the year and which the Compensation Committee believes may mask the underlying operating results and/or business trends of the Company or business segment, as applicable. Exclusion of these extraordinary items did not impact performance results at the Company level, but had the effect of increasing the performance results for Medical Devices and Pharmaceuticals, causing Pharmaceuticals to achieve its sales growth threshold. These extraordinary items consisted primarily of discontinued products and legal settlements for Pharmaceuticals and changes in manufacturing capitalization policy for Medical Devices. In addition, both segments were affected by the Company’s decision to reallocate costs relating to equity compensation from a corporate expense to a segment expense after establishment of annual operating plans and annual incentive plan financial targets for the fiscal year.

The table below sets forth the 2010 annual incentive plan award target percentages, as well as the threshold, target, maximum and actual award payments approved for each of our named executive officers. The actual award payments are also reported in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table and the threshold, target and maximum bonus payments are also reported in the “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” column of the Grants of Plan-Based Awards Table.

In setting individual target percentages for fiscal 2010, the Compensation Committee reviewed, for each named executive officer, the target percentages applicable in fiscal 2009, the total cash compensation received in fiscal 2009 and the projected cash compensation for fiscal 2010, considering how the total cash compensation of each named executive officer compared to peer group and related market data. The Compensation Committee also took into account the day-to-day responsibilities of each named executive officer. Following this review, the Compensation Committee determined that the fiscal 2009 award target percentages remained appropriate in light of peer group data and the overall compensation of each named executive officer. Mr. Meelia’s target percentage was significantly higher than those of other named executive officers given his position as Chief Executive Officer and the significant responsibilities that accompany that position. His target percentage, as with the target percentages for each of the other named executive officers, was in-line with market data.

Fiscal Year 2010 Annual Incentive Awards

Executive Officer	Target Percentage	Threshold(1)	Target	Maximum(2)	Actual
Richard J. Meelia	130%	$845,000	$1,690,000	$3,380,000	$2,366,000
José E. Almeida	85%	$316,625	$633,250	$1,266,500	$910,440
Charles J. Dockendorff	85%	$303,408	$606,815	$1,213,630	$849,541
Timothy R. Wright	80%	$249,520	$499,040	$998,080	$459,238
Amy A. McBride-Wendell	80%	$197,520	$395,040	$790,080	$553,056

(1)	Threshold award payments are 50% of target award payments.

(2)	Maximum award payments are 200% of target award payments.

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Long-Term Incentive Awards

The Compensation Committee uses long-term incentive compensation in the form of equity awards to deliver competitive compensation that recognizes employees for their contributions to the Company and aligns the interests of named executive officers with shareholders by focusing them on long-term growth and stock performance. Recognizing that long-term incentives are generally the most significant element of total remuneration at the senior level and also acknowledging that long-term incentives are a crucial part of the “total rewards” compensation package that the Company offers, during fiscal 2008 the Compensation Committee completed a comprehensive review of the Company’s long-term incentive structure. The Compensation Committee examined a number of potential long-term incentive vehicles for equity grants, considering the pros and cons of each. The Compensation Committee also considered the proportion of long-term incentive value to be ascribed to vehicles with time-based vesting versus vehicles with performance-based vesting. Based on this evaluation, the Compensation Committee determined that:

•	50% of the value of each grant should be comprised of stock options with a four-year vesting period;

•	25% should be comprised of restricted stock units with time-based vesting over a four-year vesting period; and

•	25% should be comprised of performance share units with performance-based vesting over a three-year vesting period based on relative total shareholder return.

The Compensation Committee determined that relative total shareholder return (total shareholder return for the Company as compared to total shareholder return of a healthcare industry index), measured over the three-year performance period, was the appropriate metric for the performance share units. Total shareholder return in the top half of peer group performance is a key long-term financial goal of the Company. The healthcare industry index selected by the Compensation Committee for the fiscal 2010 grant is comprised of 18 healthcare companies which generally replicate the Company’s mix of businesses and includes all of the members of the peer group established by the Company for purposes of establishing fiscal 2010 compensation.

During fiscal 2009, the Compensation Committee conducted its annual review of the long-term incentive structure and determined that the structure put in place following its previous comprehensive review had served the Company well. Performance-orientation is reflected in performance share units and stock options (which only have value to the extent the Company’s stock price increases from the stock price on the grant date), while inclusion of restricted stock units allows the program to support retention, even in down stock markets. In addition, the Compensation Committee took into consideration the fact that consistency of program structure is likely to enhance employee understanding of the function and benefits of the long-term incentives offered.

In determining the value of the fiscal 2010 long-term incentive awards, the Compensation Committee considered for each named executive officer, among other things, individual performance, including TLR performance ratings, the officer’s total compensation and mix of compensation for the previous fiscal year, the resulting compensation mix projected for fiscal 2010, previous equity grants and the value of the proposed equity grant relative to market data and to proposed grants for other executive officers.

25	2011 Proxy Statement

The table below compares the value of each named executive officer’s long-term incentive award for 2010 versus the value for 2009.

Long-Term Incentive Compensation

Executive Officer	Fiscal 2009	Fiscal 2010(1)	% change
	(millions)	(millions)
Richard J. Meelia	$6.0	$7.5	25%
José E. Almeida	$3.0	$2.8	(6.7)%
Charles J. Dockendorff	$2.3	$2.3	0%
Timothy R. Wright	$1.6	$1.45	(9.4)%
Amy McBride-Wendell	$1.2	$1.2	0%

(1)	These values differ from those included in the Grants of Plan-Based Awards table due to the value, for accounting purposes, attributed to the performance share units included in the Grants of Plan-Based Awards table.

For fiscal 2010, the value of long-term incentive awards either decreased or stayed the same for all named executive officers, other than Mr. Meelia. Mr. Meelia received a significantly higher increase in his long-term incentive award value in order to bring his total direct compensation up to the 50th percentile of corresponding compensation paid to executives in comparable positions at our peer group companies and based on market data. The value of the long-term incentive award for Mr. Almeida, although less than last year, and for Mr. Dockendorff, although the same as last year, brought each of them slightly above the 75th percentile range of compensation paid to executives in comparable positions at our peer group companies and based on market data on a total direct compensation basis. The Compensation Committee determined this was appropriate, given that both of them received the highest possible TLR performance ratings. Although the value of Mr. Wright’s 2010 long-term incentive award decreased from 2009, the award placed him near the higher end of the Compensation Committee’s targeted range in terms of total direct compensation, but still below the 75th percentile. Although the value of her long-term incentive award did not increase from 2009 to 2010, the value of Ms. McBride-Wendell’s fiscal 2010 long-term incentive award put her well above the 75th percentile in terms of total direct compensation paid to executives in comparable positions at our peer group companies and based on market data. The Compensation Committee believed that this award was appropriate given Ms. McBride-Wendell’s exceptional performance in leading the Company’s efforts in optimizing its portfolio during fiscal 2009, coupled with her receipt of the highest possible TLR performance rating.

Other Benefits

Retirement Benefits

We maintain retirement plans to assist our named executive officers with retirement income planning and increase the attractiveness of employment with us. For our named executive officers, we currently provide:

•	a defined contribution 401(k) plan, the Covidien Retirement Savings and Investment Plan, that is available to all eligible United States employees (the “Retirement Savings Plan”); and

•	a non-qualified deferred compensation plan, the Covidien Supplemental Savings and Retirement Plan, in which executive officers and other senior employees may participate.

Effective January 1, 2010, the Company changed the structure of our contributions under the Retirement Savings Plan to enhance retirement savings by introducing a core contribution, which we contribute automatically on behalf of all eligible employees, and retaining a matching contribution component, which encourages employees to contribute towards their own retirement savings.

2011 Proxy Statement	26

For more information regarding our non-qualified deferred compensation plan, see “Non-Qualified Deferred Compensation” below.

Health and Welfare and Other Benefits

Health and Welfare Benefits. As part of our overall compensation offering, our health and welfare benefits are intended to be competitive with peer companies. The health and welfare benefits we provide to our named executive officers are offered to all of our eligible United States-based employees and include medical, dental, prescription drug, life insurance, accidental death and dismemberment, business travel accident, personal and family accident, flexible spending accounts, short- and long-term disability coverage and the employee assistance program. During fiscal 2007, the Compensation Committee reviewed certain benefits provided to Mr. Meelia prior to our separation from Tyco International Ltd. in June 2007 and approved continuation of these benefits for Mr. Meelia. As described in the notes to the All Other Compensation Table, these benefits, which continued in fiscal 2010, include variable universal life insurance, supplemental long-term disability insurance, excess disability insurance and, for Mr. Meelia and his spouse, long-term care.

Perquisites. Although the Company does not have a perquisite program, the Compensation Committee determined that it was in the Company’s and the executives’ best interests to establish an executive physical program which offers comprehensive and coordinated annual physical examinations at a nominal cost to the Company. Other than the executive physical program and the limited use of corporate aircraft described below, we do not provide our named executive officers with any perquisites. The Compensation Committee believes that the emphasis on performance-based compensation, rather than on entitlements such as perquisites, is consistent with its compensation philosophy.

Airplane Usage. The Compensation Committee believes that it is important to have a corporate aircraft policy due to the security and efficiency benefits that such a policy provides to us. Our Chief Executive Officer is permitted to use our corporate aircraft for personal travel, up to sixty (60) block hours (including “dead-head legs”) per fiscal year. Personal travel for other named executive officers is permitted only if such use is at no incremental cost to the Company and is approved in advance by the Chief Executive Officer or if there are unusual circumstances, such as a medical or family emergency, that the Chairman of the Compensation Committee or the Chief Executive Officer believe warrant such use. Pursuant to current income tax rules applicable to personal use of aircraft, the Company imputes income to named executive officers for amounts based on the Standard Industry Fare Level rates set by the Civil Aeronautics Division of the Department of Transportation. This imputed income amount is included in a named executive officer’s earnings at the end of the year and reported as W-2 income to the Internal Revenue Service. The Company does not provide tax assistance with respect to this imputed income (i.e., no “gross-ups”).

Employee Stock Purchase Plan. We maintain a broad-based employee stock purchase plan which provides eligible employees, including our named executive officers, with the opportunity to purchase Company shares. We believe that providing an employee stock purchase plan is consistent with our philosophy that compensation should align the interests of executive officers and shareholders and promote a long-term shareholder perspective. Eligible employees authorize payroll deductions to be made for the purchase of Company shares. The Company provides a fifteen percent (15%) matching contribution on up to $25,000 of an employee’s payroll deductions in any calendar year. All shares are purchased on the open market by a designated broker. Mr. Meelia participated in the employee stock purchase plan in 2010.

Severance and Change in Control Benefits

In connection with our separation from Tyco International in 2007, the Compensation Committee adopted severance and change in control benefit plans. The Compensation Committee believes that providing severance and change in control benefits to our named executive officers is appropriate, given the fact that these are standard benefits provided by peer companies and also given the need to provide for continuity of management in the event of an actual or threatened change in control.

27	2011 Proxy Statement

Severance Plan. Under the severance plan, benefits are payable to any named executive officer (other than our Chief Executive Officer, who has an employment agreement which provides for certain severance benefits) upon an involuntary termination of employment for any reason other than cause, permanent disability or death. Severance benefits, in the form of base salary, bonus and health benefits are generally payable for 18 months following termination of employment. In March 2010, the Compensation Committee approved and adopted the amended and restated Covidien Severance Plan for U.S. Officers and Executives which provides that recipients of severance benefits may receive early retirement or normal retirement treatment under performance share unit awards if, during the applicable severance period, they attain the requisite age for such treatment (currently age 55 for early retirement and age 60 for normal retirement).

Change in Control Plan. Under the change in control plan, benefits are payable to any named executive officer upon an involuntary termination of employment or good reason resignation that occurs during a period shortly before and continuing after a change in control (a double trigger arrangement). Benefits are generally payable following termination in a lump sum cash payment equal to two times (2.99 times for our Chief Executive Officer) the sum of the executive’s base salary and the average of the executive’s bonus for the previous three fiscal years. Additional benefits provided upon a change in control termination include full vesting of outstanding equity awards, continued Company subsidy for health plan premiums for a 24 month period (36 months for our Chief Executive Officer), outplacement services and, if certain excise taxes are triggered, a tax gross-up. Receipt of these benefits is conditioned upon the named executive officer signing a release of any claims against the Company. The Compensation Committee believes that it is important to provide named executive officers with protection in the event that their employment is terminated in connection with a change in control or their position is modified in such a way as to diminish their authority, responsibilities or compensation. Maintaining a double trigger for payment of change in control benefits helps to provide that protection while simultaneously precluding the named executive officer from receiving benefits solely due to a change in control (a single trigger arrangement).

How We Determine Compensation

Compensation Committee Role and Input from Management

The Compensation Committee is responsible for the Company’s executive compensation strategies, structure, policies and programs and must specifically approve compensation actions relating to our executive officers. For each executive officer, other than our Chief Executive Officer, the Compensation Committee relies on input from our Chief Executive Officer and our Senior Vice President of Human Resources in setting the officer’s performance objectives, evaluating the actual performance of the officer against those objectives and recommending to the Compensation Committee appropriate salary and incentive awards. The Chief Executive Officer and Senior Vice President of Human Resources participate in Compensation Committee meetings, at the request of the Compensation Committee, to provide background information and explanations supporting compensation recommendations, including the results of the annual performance evaluations that our Chief Executive Officer conducts on each named executive officer, as well as a TLR performance rating.

The Compensation Committee conducts the annual performance evaluation of our Chief Executive Officer. The process begins with the Compensation Committee approving an evaluation form which is then completed by the Chief Executive Officer as a self-evaluation. This completed self-evaluation is submitted to the full Board of Directors for review along with a blank evaluation for completion by each Director. The Compensation Committee’s independent consultant compiles the results of the evaluations and prepares a summary for the Compensation Committee. The Compensation Committee reviews and discusses the results, after which the Chairman of the Compensation Committee leads a further discussion with the full Board of Directors. Following this extensive discussion with the full Board of Directors, the Lead Director provides feedback to the Chief Executive Officer. The Compensation Committee uses these evaluations and discussions in setting the Chief Executive Officer’s compensation.

2011 Proxy Statement	28

Compensation Consultants

The Compensation Committee has the sole authority to retain, compensate and terminate any independent compensation consultants of its choosing. During fiscal 2010, Steven Hall & Partners served as the Compensation Committee’s independent compensation consultant. Steven Hall & Partners reports directly to the Compensation Committee and does not provide services to, or on behalf of, any other part of our business. Steven Hall typically provides the Compensation Committee with advice on compensation program design and best practices and, as noted below, produces the comparative information derived from the peer group and published survey data that the Compensation Committee reviews. Major services provided during fiscal 2010 by Steven Hall & Partners under its engagement with the Compensation Committee included: (1) preparing the market study described below; (2) reviewing the Company’s compensation peer group; (3) analyzing the Company’s share allocation and utilization as compared with 10 peer companies; (4) providing regulatory updates; (5) assisting the human resources department in preparing the tally sheets reporting total compensation for each executive officer; and (6) assisting in the Chief Executive Officer evaluation process. Steven Hall & Partners is the only compensation consultant who played a role in determining or recommending the amount or form of executive compensation for fiscal 2010.

Peer Group Review and Market Data

When reviewing compensation programs for the named executive officers, the Compensation Committee considers the compensation practices of specific peer companies with annual revenues generally within the range of one-half to two times our annual revenues, as well as compensation data from general industry published surveys. In selecting the peer group to be considered in setting 2010 compensation, the Compensation Committee considered various factors relating to similarly-situated medical device and pharmaceutical companies, including revenue, net income, and market capitalization.

The Compensation Committee determined that the peer group utilized in setting compensation for 2009 remained appropriate for 2010. The following table sets forth the peer group approved by the Compensation Committee for purposes of setting 2010 compensation, along with financial information for each that was reviewed and considered by the Compensation Committee at the time it approved the peer group composition. The table also includes information regarding Covidien’s relative position in the peer group in each of the categories.

Company	Fiscal Year End	Revenue	Net Income	Market Capitalization at 1/31/08
		(dollars in millions)
Baxter International Inc.	12/08	$12,348	$2,014	$36,373
Becton, Dickinson & Company	9/08	7,156	1,127	17,667
Boston Scientific Corporation	12/08	8,050	(2,072)	13,319
Bristol-Myers Squibb Company	12/08	20,597	5,247	42,384
Medtronic, Inc.	4/08	13,515	2,231	37,449
Schering-Plough Corporation	12/08	18,502	1,795	28,557
St. Jude Medical, Inc.	12/08	4,363	384	12,518
Stryker Corporation	12/08	6,718	1,148	17,054
Thermo Fisher Scientific, Inc.	12/08	10,498	994	15,098
Zimmer Holdings, Inc.	12/08	4,121	849	8,174
Covidien plc	9/08	9,910	1,361	19,319
Rank		6 of 11	5 of 11	5 of 11
Percentile		53	59	57

29	2011 Proxy Statement

We believe that this peer group represents our primary competitors for capital, executive talent and, in some cases, business within our industry. The Compensation Committee reviews this peer group on an on-going basis and modifies it as circumstances warrant. During fiscal 2010, for example, the Compensation Committee replaced Schering-Plough, which had been acquired by Merck & Co., Inc., with Eli Lilly and Company. Eli Lilly was added to enhance the mix of proprietary pharmaceutical companies and maintain at 10 the number of comparator companies in the peer group. The Compensation Committee also believed it made sense to add a sizable company, based on revenue, in light of a decline in median 2009 revenue of other comparator companies in the peer group. This revised peer group will be used for purposes of setting 2011 compensation.

In setting compensation for fiscal 2010, the Compensation Committee considered a market study prepared by its independent compensation consultant (the results of which we refer to throughout this CD&A as the “market data”). The market data compiled by the Compensation Committee’s independent compensation consultant included information regarding base salary, annual cash incentive awards and the value of equity awards. The study included data derived from a number of sources, including the proxy statements of the Company’s peer group companies, a Watson Wyatt Survey Report on Top Management Compensation, a Radford Executive Survey, three confidential survey sources and, for companies with revenue of approximately $10 billion, general industry data as well as data for the medical devices, pharmaceuticals and bio-technology industries where available. The Compensation Committee did not strictly tie target compensation for our named executive officers to any one type of peer group data, but instead considered all of these sources in evaluating whether target compensation was in the 50th to 75th percentile of compensation provided by the peer group. Data drawn from our peer group proxy statements was given greater consideration for the chief executive officer and chief financial officer positions than for group head positions. In addition, based on his current responsibilities, data for senior operating executives was utilized in considering Mr. Almeida’s compensation, including data from proxy statements of companies outside of the Company’s peer group that disclosed compensation for senior operating executives.

Use of Tally Sheets

In setting compensation for each named executive officer, in addition to reviewing market data, the Compensation Committee reviews each named executive officer’s total annual compensation from the previous four years. The Compensation Committee uses individual tally sheets prepared by our human resources department and the Compensation Committee’s compensation consultant as a presentation format to facilitate this review. The tally sheets identify the value of each pay element, including base salary, annual incentive bonus, sign-on bonus or other cash payments, long-term incentives, grant date value of equity awards and retirement benefits. The tally sheets also reflect current stock ownership and equity awards held as well the value of termination and change-in-control payments under various potential termination and change-in-control scenarios. Reviewing the tally sheets helps the Compensation Committee to balance the various elements of compensation so that no one element is weighted too heavily and so that there is an appropriate mix between fixed and variable compensation and between short- and long-term compensation, consistent with our belief that our executive compensation program should not encourage excessive or unnecessary risk-taking.

Talent and Leadership Review

The Company utilizes a Talent and Leadership Review, or TLR, process to manage its talent and organizational capability with the goal of maximizing organizational excellence and business success. TLR assists the Company in understanding its leadership strengths and gaps, helps identify key and emerging talent and provides insight into current organizational capability versus strategic goals and objectives. As part of the TLR process, the Chief Executive Officer in conjunction with the Senior Vice President of Human Resources assigns to each executive officer a rating on two discrete dimensions: leadership behaviors and results. Three possible ratings can be assigned in each of these two dimensions: exceptional, effective, and not yet effective. While the TLR process is intended to assist in evaluating the needs of the Company from a human resources perspective, these performance ratings are also considered by the Chief Executive Officer in formulating

2011 Proxy Statement	30

compensation recommendations to the Compensation Committee. Messrs. Dockendorff and Almeida and Ms. McBride-Wendell all received the highest possible TLR performance ratings for their performances in fiscal 2009. These performance ratings impacted both base salary decisions as well as decisions regarding the value of long-term incentive compensation awards.

Other Compensation Policies and Arrangements

Employment Agreement with Richard J. Meelia

On December 29, 2006, Tyco International entered into an executive employment agreement with Mr. Meelia that provided for Mr. Meelia to continue serving as the Chief Executive Officer of the healthcare business of Tyco International until completion of our separation from Tyco International and to serve as the Company’s Chief Executive Officer post-separation. This employment agreement is described in more detail following the executive compensation tables below. The Compensation Committee believes it is important to continue this employment agreement with Mr. Meelia in order to provide continuity and stability in leadership.

Executive Compensation Recoupment Policy

Accountability is one of our core values. To encourage our senior executives to take responsibility and affirm the Company’s commitment to integrity and the highest standards of ethical conduct, to reinforce these values through our compensation program, and to support good governance practices, we adopted an Executive Compensation Recoupment Policy in fiscal 2010 (the “Recoupment Policy”). The Recoupment Policy requires that the Company recoup, or “claw-back”, portions of incentive compensation paid to our executive officers if there is a restatement of the Company’s financial statements due to the material noncompliance of the Company with financial reporting requirements under applicable securities laws or regulations and the amount of incentive compensation that was awarded to an executive officer during the three (3) fiscal years immediately preceding the date of the restatement (or such other period as required under applicable securities laws or regulations) is higher than the amount of incentive compensation that would have been awarded to the executive officer had the financial results subject to the restatement been properly reported. For this purpose, incentive compensation includes annual incentive compensation, certain long-term incentive awards, and any other compensation determined to be incentive compensation pursuant to regulations to be issued by the SEC.

In addition, our equity awards are subject to a claw-back provision, pursuant to which we may recover the amount of any profit the named executive officer realized upon the exercise of options or vesting of other equity awards during the 12-month period that occurs immediately prior to the officer’s involuntary termination for cause.

Executive Officer Share Retention and Ownership Guidelines

The Compensation Committee has determined that it is in the best interests of the Company for all named executive officers to have meaningful share ownership positions in Covidien in order to reinforce the alignment of management and shareholder interests. Accordingly, the Compensation Committee adopted share retention and ownership guidelines for named executive officers. Under these guidelines, named executive officers are expected to hold company equity with a value expressed as a multiple of base salary as follows:

Chief Executive Officer	5 times base salary
Other Named Executive Officers	3 times base salary

In determining an executive’s ownership, shares held directly as well as shares underlying restricted stock units subject to time-based vesting and their accompanying dividend equivalent units are included. Shares underlying unexercised stock options and unvested performance share units and their accompanying dividend equivalent units are not included in the calculation. Executives are required to achieve the requisite ownership position within five years of first becoming subject to the share ownership guidelines. Each of the named

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executive officers other than Mr. Wright (who is within the five-year initial phase-in period) has achieved shareholdings in excess of the applicable multiple set forth above. The Company’s Insider Trading Policy prohibits employees, including named executive officers, from engaging in transactions in puts, calls, cashless collars, options or similar rights and obligations involving Covidien securities, other than the exercise of a Company-issued stock option.

Deductibility of Executive Compensation

Internal Revenue Code Section 162(m) limits to $1 million the tax deduction available to public companies for annual compensation that is paid to covered employees (generally, the named executive officers other than the Chief Financial Officer), unless the compensation qualifies as performance-based or is otherwise exempt from Code Section 162(m). In evaluating compensation programs applicable to our named executive officers (including the 2007 Stock and Incentive Plan, under which our named executive officers receive annual incentive bonuses, stock options and restricted stock units), the Compensation Committee considers the potential impact on the Company of Code Section 162(m). The Compensation Committee generally intends to maximize deductibility of compensation under Code Section 162(m) to the extent consistent with our overall compensation program objectives, while also maintaining maximum flexibility in the design of our compensation programs and in making appropriate payments to named executive officers.

Compensation Committee Report on Executive Compensation

The Compensation Committee is responsible for the oversight of the Company’s compensation programs on behalf of the Board of Directors. In fulfilling these responsibilities, the Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis set forth in this Proxy Statement.

Based on the review and discussions referred to above, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 24, 2010, and Proxy Statement for the 2011 Annual Meeting of Shareholders, each of which will be filed with the Securities and Exchange Commission.

Compensation and Human Resources Committee

Timothy M. Donahue, Chairman

John M. Connors, Jr.

Kathy J. Herbert

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Executive Compensation Tables

Summary Compensation

The information included in the Summary Compensation Table below reflects compensation earned during each of the last three fiscal years by our Chief Executive Officer, Chief Financial Officer and the three other most highly compensated executive officers in our 2010 fiscal year. We refer to these five individuals collectively as our “named executive officers.” For a more complete understanding of the table, please read the narrative disclosures that follow the table.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Fiscal Year	Salary ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
(A)	(B)	(C)	(E)	(F)	(G)	(H)	(I)	(J)
Richard J. Meelia	2010	$1,286,538	$4,425,028	$4,038,643	$2,366,000	$1,598	$731,292	$12,849,099
Chairman, President and Chief Executive Officer	2009 2008	$1,220,808 $1,111,154	$3,330,011 —	$2,913,745 —	$2,009,735 $2,244,672	$6,900 $4,090	$603,578 $506,312	$10,084,777 $3,866,228
José E. Almeida	2010	$732,885	$1,652,014	$1,507,744	$910,440	$3	$72,579	$4,875,665
Senior Vice President and President, Medical Devices	2009 2008	$677,177 $594,488	$1,665,005 —	$1,456,848 —	$560,811 $706,787	$166 —	$72,889 $66,632	$4,432,896 $1,367,907
Charles J. Dockendorff	2010	$704,746	$1,357,019	$1,238,493	$849,541	$55,348	$94,639	$4,299,786
Executive Vice President and Chief Financial Officer	2009 2008	$665,638 $610,035	$1,276,464 $252,155	$1,116,923 —	$714,742 $874,735	$103,709 —	$83,411 $69,386	$3,960,887 $1,806,311
Timothy R. Wright (1)	2010	$617,339	$855,551	$780,829	$459,238	—	$56,534	$2,769,491
Senior Vice President and President, Pharmaceuticals	2009 2008	$587,223 $540,454	$887,998 —	$776,999 —	$564,138 $848,247	— —	$64,643 $84,470	$2,881,001 $1,473,171
Amy A. McBride-Wendell(2)	2010	$488,685	$708,054	$646,203	$553,056	$3,072	$65,218	$2,464,288
Senior Vice President, Strategy and Business Development	2009 2008	— —	— —	— —	— —	— —	— —	— —

(1)	Mr. Wright resigned after fiscal year end.
(2)	Ms. McBride-Wendell was not a named executive officer in fiscal 2009 or fiscal 2008.

The discussion below sets forth a description of the elements of compensation reported in the columns of the Summary Compensation Table.

Stock Awards (Column E) and Option Awards (Column F) These columns represent the aggregate grant date fair value, computed in accordance with Accounting Standards Codification 718 (“ASC 718”), of restricted stock unit, performance share unit and stock option awards issued to each of our named executive officers during the 2008, 2009 and 2010 fiscal years, respectively. Further information regarding the 2010 awards is included in the 2010 Grants of Plan-Based Awards Table and 2010 Outstanding Equity Awards at Fiscal Year-End Table later in this Proxy Statement as well as in the CD&A. In the case of performance share unit awards, the grant date fair value is based on the probable outcome of the market-based performance conditions, calculated based on the application of a Monte Carlo simulation model. Depending upon whether or to what extent the performance conditions are met, twice as many performance share units may vest, or none may vest at all. The actual amounts which vest are determined at the end of the three-year performance cycle and are based on total shareholder return for the Company as compared to total shareholder return of a healthcare industry index. Amounts in these columns do not correspond to the actual value that may be recognized by the named executive officers, which may be higher or lower based on a number of factors, including the Company’s performance, stock price fluctuations and applicable vesting. For additional information relating to assumptions made in the valuation for current year awards reflected in these columns, see Note 17 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended September 24, 2010.

33	2011 Proxy Statement

Non-Equity Incentive Plan Compensation (Column G) The amounts reported in Column G represent annual incentive cash awards paid to the named executive officers for performance in fiscal 2010, 2009 and 2008 under our Annual Incentive Plan.

Change in Pension Value and Non-Qualified Deferred Compensation Earnings (Column H) The amounts reported in Column H are attributable to the increase in the actuarial present value of the accumulated benefit under the frozen Kendall Pension Plan at September 24, 2010, as compared to September 25, 2009. Mr. Wright was not eligible to participate in the Kendall Pension Plan because it was frozen before he commenced employment with the Company. For more information, see the 2010 Pension Benefits Table and related notes and narrative.

Amounts in Column H also include above-market earnings on amounts credited to our Supplemental Savings Plan for Mr. Dockendorff. All investments offered under the Supplemental Savings Plan mirror investments offered under the Retirement Savings Plan (our tax-qualified Section 401(k) plan), except that the Supplemental Savings Plan includes an additional investment alternative, the Enhanced Moody’s Rate, which is available to eligible employees, including Mr. Dockendorff. During fiscal 2010, the Enhanced Moody’s Rate produced above-market earnings of $52,455 for Mr. Dockendorff. For more information, see the Fiscal 2010 Non-Qualified Deferred Compensation Table and related notes and narrative.

All Other Compensation (Column I) The amounts reported in Column I represent the aggregate dollar amount for each named executive officer for personal benefits, tax reimbursements, Company contributions to the Retirement Savings Plan, Company credits to the Supplemental Savings Plan, dividends on equity awards, insurance premiums and other compensation, as applicable. The following table shows the specific amounts included in Column I of the Summary Compensation Table for fiscal 2010. For a more complete understanding of the table, please read the narrative disclosures that follow the table.

ALL OTHER COMPENSATION

Name and Principal Position	Company Contributions to Retirement Savings Plan	Company Credits to Supplemental Savings Plan	Perquisites and Other Personal Benefits	Insurance Premiums	Tax Reimbursements	Total
(A)	(B)	(C)	(D)	(E)	(F)	(G)
Richard J. Meelia Chairman, President and Chief Executive Officer	$22,050	$245,780	$350,159	$61,146	$52,157	$731,292
José E. Almeida Senior Vice President and President, Medical Devices	$14,700	$57,879	—	—	—	$72,579
Charles J. Dockendorff Executive Vice President and Chief Financial Officer	$17,150	$77,489	—	—	—	$94,639
Timothy R. Wright Senior Vice President and President, Pharmaceuticals	$11,025	$45,509	—	—	—	$56,534
Amy A. McBride-Wendell Senior Vice President, Strategy and Business Development	$14,438	$50,780	—	—	—	$65,218

Perquisites & Other Personal Benefits (Column D)

Mr. Meelia. This amount includes a reimbursement for health club dues of $147 (generally available to employees) and the value attributable to personal use of Company aircraft, $350,012. The value of flights on corporate aircraft is based on the total variable incremental cost incurred by the Company in providing such flights, calculated on an annualized per hour basis. The variable costs associated with such flights include fuel, trip-related maintenance, crew travel

2011 Proxy Statement	34

expenses, on-board catering, landing and parking fees and other variable costs. As Company-owned aircraft are used predominantly for business purposes, we have not included fixed costs, such as pilots’ salaries, insurance and standard maintenance, which do not change based on usage. Mr. Meelia was taxed on the imputed income attributable to his personal use of Company aircraft and the Company did not provide him with any tax assistance, i.e., no gross-ups, with respect to that income.

Insurance Premiums (Column E)

Mr. Meelia. This column reflects premiums paid by the Company on Mr. Meelia’s behalf for universal life insurance, supplemental long-term disability insurance, excess disability insurance and extended care insurance.

Tax Reimbursements (Column F)

Mr. Meelia. This column reflects tax reimbursements for taxes associated with premiums paid by the Company on Mr. Meelia’s behalf for universal life insurance, supplemental long-term disability insurance, excess disability insurance and extended care insurance.

35	2011 Proxy Statement

Grants of Plan-Based Awards

The following table provides information concerning the annual incentive cash awards and equity incentive awards granted to each of our named executive officers in fiscal 2010.

•	“AIP” is the annual incentive cash award payable pursuant to our 2010 Annual Incentive Plan.

•	“PSUs” are restricted stock unit awards subject to performance-based vesting, which we refer to as performance share units.

•	“RSUs” are restricted stock unit awards subject to time-based vesting.

•	“Options” are nonqualified stock options subject to time-based vesting.

For a more complete understanding of the table, please read the narrative disclosures that follow the table.

FISCAL 2010 GRANTS OF PLAN-BASED AWARDS

Name	Grant Date	Date of Committee Action	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All other Stock Awards: Number of Shares of Stock or Units (#)	All other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
(A)	(B)		(C)	(D)	(E)	(F)	(G)	(H)	(I)	(J)	(K)	(L)
Richard J. Meelia
AIP			$845,000	$1,690,000	$3,380,000
PSUs	12/01/2009	11/19/2009				19,696	39,391	78,782				$2,550,016
RSUs	12/01/2009	11/19/2009							39,391			$1,875,012
Options	12/01/2009	11/19/2009								320,240	$47.60	$4,038,643
José E. Almeida
AIP			$316,625	$633,250	$1,266,500
PSUs	12/01/2009	11/19/2009				7,353	14,706	29,412				$952,008
RSUs	12/01/2009	11/19/2009							14,706			$700,006
Options	12/01/2009	11/19/2009								119,555	$47.60	$1,507,744
Charles J. Dockendorff
AIP			$303,408	$606,815	$1,213,630
PSUs	12/01/2009	11/19/2009				6,040	12,080	24,160				$782,011
RSUs	12/01/2009	11/19/2009							12,080			$575,008
Options	12/01/2009	11/19/2009								98,205	$47.60	$1,238,493
Timothy R. Wright
AIP			$249,520	$499,040	$998,080
PSUs	12/01/2009	11/19/2009				3,808	7,616	15,232				$493,029
RSUs	12/01/2009	11/19/2009							7,616			$362,522
Options	12/01/2009	11/19/2009								61,915	$47.60	$780,829
Amy A. McBride-Wendell
AIP			$197,520	$395,040	$790,080
PSUs	12/01/2009	11/19/2009				3,152	6,303	12,606				$408,031
RSUs	12/01/2009	11/19/2009							6,303			$300,023
Options	12/01/2009	11/19/2009								51,240	$47.60	$646,203

2011 Proxy Statement	36

Non-Equity Incentive Plan Awards (Columns C through E) The amounts reported in Columns C through E reflect threshold, target and maximum award amounts for fiscal 2010 pursuant to our 2010 Annual Incentive Plan, which is an element of our 2007 Stock and Incentive Plan. The actual amounts earned by each named executive officer pursuant to such awards are set forth in Column G of the Summary Compensation Table. For more information on the performance metrics applicable to these awards, see the “Compensation Discussion and Analysis” beginning on page 16.

Equity Incentive Plan Awards (Columns F through H) The amounts reported in Columns F through H reflect threshold, target and maximum award amounts for the FY10-FY12 performance cycle pursuant to performance share unit awards issued as part of our fiscal 2010 equity incentive awards. The actual amounts, if any, earned by each named executive officer pursuant to such awards are determined by the Committee at the end of the three-year performance cycle and are based upon total shareholder return for the Company as compared to the total shareholder return of a healthcare industry index (i.e., relative total shareholder return). Threshold, target and maximum award amounts are payable upon achievement of relative total shareholder return in the 25th, 50th and 75th percentile, respectively. For more information regarding performance share unit awards, see the “Compensation Discussion and Analysis” beginning on page 16.

Stock Awards and Option Awards (Columns I and J) The amounts reported in Column I and Column J reflect the number of shares underlying restricted stock unit awards and stock option awards, respectively, that were granted as part of our fiscal 2010 equity incentive awards and which vest one-quarter annually beginning on the first anniversary of the grant date. Dividend equivalent units will be credited on the restricted stock unit awards at the same time and in the same manner as dividends are payable on ordinary shares, and will vest according to the same schedule as the underlying restricted stock units.

Grant Date Fair Value (Column L) In the case of performance share unit awards, the grant date fair value is based on the probable outcome of the performance conditions, calculated based on the application of a Monte Carlo simulation model. Depending upon whether or to what extent the performance conditions are met, twice as many performance share units may vest, or none may vest at all.

37	2011 Proxy Statement

Outstanding Equity Awards at Fiscal Year-End

The following table provides information regarding outstanding stock option awards and unvested restricted stock unit and performance share unit awards (including related dividend equivalent units) held by each named executive officer as of September 24, 2010. For a more complete understanding of the table, please read the footnotes that follow the table.

OUTSTANDING EQUITY AWARDS AT 2010 FISCAL YEAR-END

Name	Option Awards						Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(A)	(B)		(C)		(E)	(F)	(G)		(H)	(I)		(J)
Richard J. Meelia	195,997		0		$64.6243	10/02/2010	22,140	(5)	$874,530	22,637	(9)	$894,162
	11,451		0		$67.6646	10/23/2010	48,714	(6)	$1,924,203	19,940	(10)	$787,610
	313,596		0		$57.0160	09/30/2011	33,956	(7)	$1,341,263
	76,023		0		$64.5321	10/25/2011	39,879	(8)	$1,575,221
	352,795		0		$18.2018	03/06/2013
	215,597		0		$35.4533	03/25/2014
	156,798		0		$45.6575	03/09/2015
	126,222		0		$36.9903	11/21/2015
	146,997	(1)	49,000	(1)	$38.6485	11/20/2016
	480,150	(2)	160,050	(2)	$43.0878	07/01/2017
	75,731	(3)	227,194	(3)	$34.1500	11/30/2018
	0	(4)	320,240	(4)	$47.6000	11/30/2019
José E. Almeida	32,457		0		$45.6575	03/09/2015	3,790	(5)	$149,705	11,319	(9)	$447,081
	8,337		0		$36.9903	11/21/2015	12,283	(6)	$485,179	7,444	(10)	$294,039
	25,165	(1)	8,389	(1)	$38.6485	11/20/2016	16,978	(7)	$670,631
	121,125	(2)	40,375	(2)	$43.0878	07/01/2017	14,888	(8)	$588,076
	37,865	(3)	113,595	(3)	$34.1500	11/30/2018
	0	(4)	119,555	(4)	$47.6000	11/30/2019
Charles J. Dockendorff	31,359		0		$57.1023	03/25/2011	5,312	(5)	$209,825	8,678	(9)	$342,742
	52,266		0		$30.4016	02/04/2012	12,543	(6)	$495,449	6,115	(10)	$241,523
	26,133		0		$40.0500	02/04/2012	13,015	(7)	$514,093
	32,457		0		$35.4533	03/25/2014	12,229	(8)	$483,046
	32,457		0		$45.6575	03/09/2015
	25,009		0		$36.9903	11/21/2015
	35,279	(1)	11,760	(1)	$38.6485	11/20/2016
	123,675	(2)	41,225	(2)	$43.0878	07/01/2017
	29,030	(3)	87,090	(3)	$34.1500	11/30/2018
	0	(4)	98,205	(4)	$47.6000	11/30/2019
Timothy R. Wright	74,700	(2)	24,900	(2)	$43.0878	07/01/2017	7,580	(6)	$299,411	6,037	(9)	$238,442
	20,195	(3)	60,585	(3)	$34.1500	11/30/2018	9,055	(7)	$357,673	3,855	(10)	$152,273
	0	(4)	61,915	(4)	$47.6000	11/30/2019	7,710	(8)	$304,545
Amy A. McBride-Wendell	23,519		0		$57.1023	03/25/2011	2,435	(5)	$96,183	4,528	(9)	$178,837
	20,906		0		$30.4016	02/04/2012	4,872	(6)	$192,445	3,191	(10)	$126,025
	10,453		0		$40.0500	02/04/2012	6,791	(7)	$268,245
	18,031		0		$35.4533	03/25/2014	6,381	(8)	$252,050
	18,031		0		$45.6575	03/09/2015
	13,955		0		$36.9903	11/21/2015
	16,228	(1)	5,410	(1)	$38.6485	11/20/2016
	48,000	(2)	16,000	(2)	$43.0878	07/01/2017
	15,146	(3)	45,439	(3)	$34.1500	11/30/2018
	0	(4)	51,240	(4)	$47.6000	11/30/2019

2011 Proxy Statement	38

In connection with our separation from Tyco International, some of the outstanding Tyco International equity awards were converted to awards for Covidien shares. We refer to these awards as “converted restricted stock awards,” “converted restricted stock unit awards,” or “converted stock option awards,” as applicable, throughout the narrative disclosures that accompany these executive compensation tables.

Footnotes

(1)	Represents converted stock option awards that were granted on November 21, 2006 which vest one-quarter annually beginning on the first anniversary of the grant date.

(2)	Represents stock options that were granted on July 2, 2007 which vest one-quarter annually beginning on the first anniversary of the grant date.

(3)	Represents stock options that were granted on December 1, 2008 which vest one-quarter annually beginning on the first anniversary of the grant date.

(4)	Represents stock options that were granted on December 1, 2009 which vest one-quarter annually beginning on the first anniversary of the grant date.

(5)

Represents unvested converted restricted stock unit awards that were granted on November 21, 2006 which vest one-third annually beginning on the second anniversary of the grant date and unvested dividend equivalent units credited on these awards which vest according to the same vesting schedule as the underlying restricted stock units.

(6)

Represents unvested restricted stock unit awards that were granted on July 2, 2007 which vest one-quarter annually beginning on the first anniversary of the grant date and unvested dividend equivalent units credited on these awards which vest according to the same schedule as the underlying restricted stock units.

(7)

Represents unvested restricted stock unit awards that were granted on December 1, 2008 which vest one-quarter annually beginning on the first anniversary of the grant date and unvested dividend equivalent units credited on these awards which vest according to the same schedule as the underlying restricted stock units.

(8)

Represents unvested restricted stock unit awards that were granted on December 1, 2009 which vest one-quarter annually beginning on the first anniversary of the grant date and unvested dividend equivalent units credited on these awards which vest according to the same schedule as the underlying restricted stock units.

(9)

Represents unvested performance share unit awards that were granted on December 1, 2008 and unvested dividend equivalent units credited on these awards, which may become fully vested at the end of the FY09-FY11 performance cycle (September 27, 2008 through September 30, 2011) if the applicable performance criteria have been satisfied. The amounts reported in this column are based on achievement of threshold performance.

(10)

Represents unvested performance share unit awards that were granted on December 1, 2009 and unvested dividend equivalent units credited on these awards, which may become fully vested at the end of the FY10-FY12 performance cycle (September 26, 2009 through September 28, 2012) if the applicable performance criteria have been satisfied. The amounts reported in this column are based on achievement of threshold performance.

39	2011 Proxy Statement

Option Exercises and Stock Vested

The following table provides information regarding the number of Company stock options that were exercised by named executive officers during the 2010 fiscal year and the value realized from the exercise of such awards. The table also provides information regarding the vesting of restricted stock unit awards during fiscal 2010.

FISCAL 2010 OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
(A)	(B)	(C)	(D)	(E)
Richard J. Meelia	39,199	$43,476	81,534	$3,453,894
José E. Almeida	0	$0	21,561	$922,049
Charles J. Dockendorff	39,199	$1,200,456	22,018	$938,825
Timothy R. Wright	0	$0	10,524	$441,126
Amy A. McBride-Wendell	21,951	$719,205	9,490	$408,582

Pension Benefits

Messrs. Meelia, Almeida, and Dockendorff and Ms. McBride-Wendell participate in the Kendall Pension Plan, which was frozen with respect to all future benefit accruals (except interest crediting on the cash balance benefit) as of July 1, 1995. The Pension Plan has two components:

•	a final average pay benefit, which was frozen as of May 31, 1990; and
•	a cash balance benefit.

Messrs. Meelia and Dockendorff and Ms. McBride-Wendell are entitled to benefits payable pursuant to both components, while Mr. Almeida is entitled only to the cash balance benefit.

Participants retiring on their normal retirement date (attainment of age 65) are entitled to a monthly pension calculated as the sum of:

•	the benefit accrued under the provisions of the plan as in effect on June 1, 1990, including the value of the benefit derived from employee contributions; and
•	with respect to accruals on or after June 1, 1990, the actuarial equivalent of the participant’s current account.

The current account is credited with interest with the one-year Treasury bill rate in effect on January 1st for each calendar year and service credits as follows:

Tier	Years of Benefit Service	Percent of Compensation

I	0-2	4.75%
II	3-9	5.25%
III	10-14	6.00%
IV	15-19	7.00%
V	20+	7.50%

2011 Proxy Statement	40

Participants desiring to retire before normal retirement age may do so after attaining age 55 and completing five years of continuous service. If a participant chooses to retire before normal retirement age, the applicable accrued benefit as of June 1, 1990 will be reduced by 0.33% per month for each month commencement precedes age 60. Messrs. Meelia and Dockendorff currently are eligible for retirement.

The following table provides information with respect to these pension benefits. For a more complete understanding of the table, please read the footnotes that follow the table.

2010 PENSION BENEFITS

Name	Plan Name		Number of Years Credited Service[1] (#)	Present Value of Accumulated Benefit[2] ($)	Payments During Last Fiscal Year ($)
(A)	(B)		(C)	(D)	(E)
Richard J. Meelia	Kendall Pension Plan Kendall Pension Plan	(3) (4)	13.1 4.5	$26,773 $94,882	— —
José E. Almeida	Kendall Pension Plan	(4)	0.2	$1,332	—
Charles J. Dockendorff	Kendall Pension Plan Kendall Pension Plan	(3) (4)	0.7 5.1	$10,669 $53,779	— —
Timothy R. Wright	—		—	—	—
Amy A. McBride-Wendell	Kendall Pension Plan Kendall Pension Plan	(3) (4)	3.5 5.1	$16,763 $24,193	— —

Footnotes

(1)

The number of years of service credited under the Kendall Pension Plan for the named executive officers is less than the number of actual years of service because the years of credited service were frozen as of July 1, 1995.

(2)

All assumptions are as detailed in accordance with the Accounting Standards Codification 715 (formerly referred to as SFAS 87) actuarial reports for the fiscal year ending September 24, 2010, with the exception of the following: (a) retirement age is the earliest age at which unreduced payment of all benefits can be received; and (b) no pre-retirement mortality, disability or termination is assumed. The amounts are calculated as being payable at age 60, the earliest retirement age at which an unreduced benefit is payable.

(3)	Represents benefit payable under the final average pay component.

(4)	Represents benefit payable under the cash balance component.

41	2011 Proxy Statement

Non-Qualified Deferred Compensation

The following table provides information with respect to non-qualified deferred compensation plans for each of the named executive officers. For more information regarding information contained in the table and the material terms of our non-qualified deferred compensation plan, please read the narrative disclosures and footnotes that follow the table.

FISCAL 2010 NON-QUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
(A)	(B)	(C)	(D)	(E)	(F)

Richard J. Meelia Covidien Supplemental Savings Plan	$1,672,175	$245,780	$884,709	—	$9,913,489
Kendall Executive Supplemental Retirement Plan[1]					$138,353

José E. Almeida Covidien Supplemental Savings Plan	$320,030	$57,879	$27,099	—	$1,120,754

Charles J. Dockendorff Covidien Supplemental Savings Plan	—	$77,489	$717,175	—	$12,192,484

Timothy R. Wright Covidien Supplemental Savings Plan	—	$45,509	$5,697	—	$140,423

Amy A. McBride-Wendell Covidien Supplemental Savings Plan	$277,732	$50,780	$125,932	—	$1,424,841

Footnotes

[1]

Represents a frozen benefit in the Kendall Company Senior Executive Supplemental Retirement Plan that was maintained by The Kendall Company prior to its acquisition by Tyco International and which was designed to provide supplemental retirement benefits in excess of IRS limits applicable to tax-qualified retirement plans.

Executive Contributions in Last Fiscal Year (Column B) The following amounts, which reflect deferrals from fiscal 2010 base salary, are reported in Column C (Salary) of the Summary Compensation Table for fiscal 2010: Mr. Meelia, $667,307; Mr. Almeida, $95,705; and Ms. McBride-Wendell, $42,847. The remaining contributions shown in this column relate to the deferral of 2009 Annual Incentive Plan bonus payments paid in fiscal 2010.

2011 Proxy Statement	42

For all named executive officers other than Ms. McBride-Wendell, these bonus payments are also included in Column G (Non-Equity Incentive Plan Compensation) of the Summary Compensation Table for fiscal 2009, the year in which they were earned.

Registrant Contributions in Last Fiscal Year (Column C) The amounts reported in Column C are included in Column I of the Summary Compensation Table for fiscal 2010.

Aggregate Earnings in Last Fiscal Year (Column D) The amounts reported in Column D include earnings credited to the named executive officer’s account in our Supplemental Savings Plan. Earnings on amounts credited to our Supplemental Savings Plan are determined by investment selections made by each named executive officer in investment alternatives that generally mirror investment choices offered under the Company’s tax-qualified 401(k) plan. With respect to amounts credited to a predecessor plan (the Tyco International Deferred Compensation Plan, which Tyco International merged with and into the Tyco International Supplemental Savings Plan) which we inherited in connection with our separation from Tyco International, eligible employees, including Mr. Dockendorff, are entitled to select the Enhanced Moody’s Rate as an investment alternative for amounts that were credited to such plan on their behalf prior to our assumption of the plan. The Enhanced Moody’s Rate is published in Moody’s Bond Record (or www.moodys.com) under the heading “Moody’s Long-Term Corporate Bond Yield Average” and is equal to the average corporate bond yield (based on seasoned bonds with remaining maturities of at least 20 years) published as of the fiscal year-end of the Company preceding the plan year for which the rate is to be used. During the 2010 fiscal year, the Enhanced Moody’s Rate was 5.84%, which exceeded 120% of the applicable federal long-term rate with compounding by 0.51 percentage points. The excess attributable to this higher rate of return is also reported in Column H (Change in Pension Value and Non-Qualified Deferred Compensation Earnings) of the Summary Compensation Table for fiscal 2010 as above-market earnings and is specifically broken out in the narrative to that column.

Aggregate Balance at Last Fiscal Year End (Column F) The amounts reported in Column F include the following amounts reported in the Summary Compensation Tables for prior years: $3,887,313 for Mr. Meelia, $530,082 for Mr. Almeida, $615,942 for Mr. Dockendorff and $83,275 for Mr. Wright. Ms. McBride-Wendell became a named executive officer in fiscal 2010 and, accordingly, was not included in the Summary Compensation Table for any prior year proxy statements.

Supplemental Savings Plan. Under the Supplemental Savings Plan, participants, including named executive officers, may defer up to 50% of their base salary and 100% of their annual bonus. We provide matching credits based on the participant’s deferred base salary and bonus at the same rate such participant is eligible to receive matching contributions under the Company’s tax-qualified 401(k) plan and Company credits on any cash compensation (i.e., base and bonus) that the participant earns during a calendar year in excess of applicable IRS limits ($245,000 for 2009 and 2010). Participants are fully vested in matching and Company credits (including earnings on such credits) upon completion of two years of service. The Supplemental Savings Plan is a non-qualified deferred compensation plan that is maintained as an unfunded “top-hat” plan and is designed to comply with Section 409A of the Internal Revenue Code of 1986, as amended. Amounts credited to the Supplemental Savings Plan as participant deferrals or Company credits may also be credited with earnings (or losses) based upon investment selections made by each participant from investments that generally mirror investments offered under the Retirement Savings Plan. Participants may elect whether they will receive a distribution of their Supplemental Savings Plan account balances upon termination of employment or at a specified date. Distributions can be made in a lump sum or in up to 15 annual installments.

Under the Company’s tax-qualified 401(k) plan, at the start of fiscal 2010, we generally matched five dollars ($5.00) for every one dollar ($1.00) employees, including named executive officers, contributed, up to the first one percent (1%) of eligible pay. Employees credited with more than 10 years of service under the plan were entitled to an increased matching contribution. Effective January 1, 2010, the Company changed the structure of our contributions under the 401(k) plan to an automatic contribution of three percent (3%) of an employee’s eligible pay, irrespective of whether the employee contributes to such plan. Additionally, we match fifty cents

43	2011 Proxy Statement

($0.50) for every one dollar ($1.00) employees contribute, up to the first six percent (6%) of eligible pay. Although we implemented a new company contribution formula, employees who were credited with more than 20 years of service as of December 31, 2009, including three of our named executive officers, were “grandfathered” for a five (5) year period (i.e., until December 31, 2014) and continued receiving matching contributions in accordance with the formula in place on December 31, 2009. Messrs. Meelia and Dockendorff and Ms. Wendell-McBride, each of whom had more than 20 years of service as of December 31, 2009, are “grandfathered” participants. Accordingly, we will continue to match, through December 31, 2014, nine dollars ($9.00) for every one dollar ($1.00) that Mr. Meelia contributes and seven dollars ($7.00) for every one dollar ($1.00) that Mr. Dockendorff and Ms. Wendell-McBride contribute, in all three cases up to the first five percent (5%) of eligible pay. Effective January 1, 2010, employees are fully vested in Company matching contributions under the Company’s 401(k) plan upon completion of two years of service.

Potential Payments upon Termination

Severance Plan. For all of the named executive officers in the table below, other than our Chief Executive Officer, who has an employment agreement which provides for certain severance benefits as described below, severance benefits are payable pursuant to the Covidien Severance Plan for U.S. Officers and Executives. Under the Severance Plan, benefits are payable to eligible executives, including named executive officers, upon an involuntary termination of employment for any reason other than cause, permanent disability or death. Post-termination benefits consist of:

•	continuation of base salary for a period of 18 months;

•	payment of 1.5 times the average of the executive’s bonus for the previous three fiscal years, paid over a period of 18 months;

•	continuation of health and dental benefits at active employee rates for a period of up to 18 months;

•	12 months accelerated vesting of unvested stock options;

•	12 months to exercise vested stock options (unless a longer period is provided in the applicable award agreement);

•	outplacement services, in our discretion, for up to 12 months; and

•	payment of a pro-rata portion of the executive’s annual incentive cash award for the fiscal year during which such executive’s employment terminates.

The payment of benefits is conditioned upon the executive executing a general release in favor of the Company and is subject to the terms of the Non-Competition, Non-Solicitation, and Confidentiality Agreement by and between the executive and the Company, under which the executive agreed not to disclose confidential Company information at any time and not to compete with the Company nor solicit our employees or customers, for a period of one year following termination of employment. We may cancel or seek to recover benefits previously paid if the executive does not comply with these provisions or violates the release of claims.

Severance Payable to our Chief Executive Officer. Pursuant to his Employment Agreement and as described below under “Employment Agreement with Mr. Meelia,” Mr. Meelia is entitled to certain severance benefits upon his termination of employment for any reason other than by the Company for cause. Thus, upon a voluntary termination of employment, a termination of employment attributable to death or disability or an involuntary termination of employment other than for cause, Mr. Meelia is entitled to the severance benefits described below.

Change in Control Plan. For all named executive officers, change in control severance benefits are payable pursuant to the Covidien Change in Control Severance Plan for Certain U.S. Officers and Executives. Under the Change in Control Plan, benefits are payable to eligible executives, including named executive officers, only if the plan’s double trigger requirements are satisfied, meaning that the executive must experience an involuntary

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termination of employment or good reason resignation during a period that begins 60 days before and ends 2 years after a change in control. Post-termination benefits consist of:

•

a single lump sum payment equal to 24 months of the executive’s base salary (36 months for the Chief Executive Officer, provided that the total base salary paid does not exceed 2.99 times his base salary);

•

a single lump sum payment equal to two times the average of the executive’s bonus for the previous three fiscal years (2.99 times the average of the previous three fiscal year bonuses for the Chief Executive Officer);

•	continuation of health and dental benefits at active employee rates for a period of up to 24 months (36 months for the Chief Executive Officer);

•	full vesting of unvested stock options;

•	12 months to exercise vested stock options (unless a longer period is provided in the applicable option agreement);

•	full vesting of unvested restricted stock unit awards which are subject solely to time-based vesting;

•

full vesting of unvested performance share unit awards if, and to the extent that, the Compensation Committee determines that the applicable performance criteria have been or will be attained or would have been attained during the 24-month period after the executive’s employment terminates (36-month period for the Chief Executive Officer);

•	outplacement services, in our discretion, for up to 12 months;

•	payment of a pro-rata portion of the executive’s annual incentive cash award for the fiscal year during which such executive’s employment terminates; and

•

payment of a tax gross-up amount in the event the payments to the executive exceed the executive’s base amount (determined under Code Section 280G) by more than fifty thousand dollars ($50,000). As indicated in the Potential Payments Upon Termination Table, application of the assumptions described below results in no entitlement for any named executive officer to any tax gross-up payment as a result of the application of Code Section 280G.

The payment of benefits is conditioned upon the executive executing a general release in favor of the Company and, with respect to all named executive officers other than our Chief Executive Officer, is subject to the terms of the Non-Competition, Non-Solicitation, and Confidentiality Agreement by and between the executive and the Company, under which the executive agreed not to disclose confidential Company information at any time and not to compete with the Company nor solicit our employees or customers, for a period of one year following termination of employment. The payment of benefits with respect to our Chief Executive Officer is subject to the terms of his Employment Agreement, under which he is required not to disclose confidential Company information at any time, not to compete with the Company nor solicit our management level employees, or customers of the Company for a period of one year following termination of employment, and not to disparage the Company after his termination of employment. We may cancel or seek to recover benefits previously paid if the executive does not comply with these provisions or violates the release of claims.

The table below reflects the amount of compensation that would become payable to each of our named executive officers under existing agreements and plans if the named executive officer’s employment had terminated on September 24, 2010, the last day of our 2010 fiscal year, given the named executive’s service levels as of such date and, if applicable, based on our closing stock price as of that date, which was $39.50. These benefits are in addition to benefits available prior to the occurrence of any termination of employment, including under then-exercisable stock options and benefits available generally to salaried employees, such as distributions under the Company’s tax-qualified 401(k) plan.

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The actual amounts that would be paid upon a named executive officer’s termination of employment or in connection with a change in control can be determined only at the time of any such event. Due to a number of factors that may affect the amount of any benefits provided upon the events discussed below, actual amounts paid or distributed may be higher or lower than indicated in the tables. Factors that could affect these amounts include the timing during the year of any such event, our stock price, the executive’s age and years of service, the attained level of performance for performance share units, and any additional agreements or arrangements we may enter into in connection with any change in control or termination of employment. For a more complete understanding of the table, please read the narrative disclosures that follow the table.

POTENTIAL PAYMENTS UPON TERMINATION

Name and Termination Scenario	Cash Severance	Bonus	Option Awards	Stock Awards	Welfare Benefits and Outplacement	Tax Gross-Up	Total
(A)	(B)	(C)	(D)	(E)	(F)	(G)	(H)
Richard J. Meelia
Involuntary termination (other than for cause)	$6,854,407	$2,366,000	$1,257,211	$7,397,007	$48,896	—	$17,923,521
Involuntary termination (for cause)	—	—	—	—	—	—	—
Voluntary Termination	$6,854,407	$2,366,000	$1,257,211	$7,397,007	$23,896	—	$17,898,521
Death or Disability	$6,854,407	$2,366,000	$1,257,211	$7,397,007	$23,896	—	$17,898,521
Change in Control Termination	$9,371,707	$2,366,000	$1,257,211	$7,397,007	$62,664	$0	$20,454,590
José E. Almeida
Involuntary termination (other than for cause)	$2,008,300	$910,440	$209,721	—	$42,637	—	$3,171,098
Involuntary termination (for cause)	—	—	—	—	—	—	—
Voluntary Termination	—	—	—	—	—	—	—
Death or Disability	—	$910,440	$614,876	$2,634,729	—	—	$4,160,045
Change in Control Termination	$2,677,733	$910,440	$614,876	$2,634,729	$48,896	$0	$6,886,675
Charles J. Dockendorff
Involuntary termination (other than for cause)	$2,140,782	$849,541	$165,324	$563,117	$42,637	—	$3,761,402
Involuntary termination (for cause)	—	—	—	—	—	—	—
Voluntary Termination	—	$849,541	$126,496	$563,117	—	—	$1,539,154
Death or Disability	—	$849,541	$475,945	$2,286,695	—	—	$3,612,181
Change in Control Termination	$2,854,376	$849,541	$475,945	$2,286,695	$48,896	$0	$6,515,453
Timothy R. Wright
Involuntary termination (other than for cause)	$1,910,672	$459,238	$108,043	—	$42,637	—	$2,520,590
Involuntary termination (for cause)	—	—	—	—	—	—	—
Voluntary Termination	—	—	—	—	—	—	—
Death or Disability	—	$459,238	$324,130	$1,352,362	—	—	$2,135,729
Change in Control Termination	$2,547,562	$459,238	$324,130	$1,352,362	$48,896	$0	$4,732,187
Amy A. McBride-Wendell
Involuntary termination (other than for cause)	$1,378,156	$553,056	$85,638	—	$42,637	—	$2,059,487
Involuntary termination (for cause)	—	—	—	—	—	—	—
Voluntary Termination	—	—	—	—	—	—	—
Death or Disability	—	$553,056	$247,705	$1,113,782	—	—	$1,914,543
Change in Control Termination	$1,837,541	$553,056	$247,705	$1,113,782	$48,896	$0	$3,800,979

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Cash Severance (Column B)

Involuntary Termination (other than for cause). For all named executive officers other than Mr. Meelia, the cash severance amount in the involuntary termination (other than for cause) scenario represents continuation of the named executive officer’s base salary, as of September 24, 2010, for an 18-month severance period, plus an amount equal to the average of the named executive officer’s annual incentive cash awards for the previous three fiscal years, payable during the 18-month severance period and on our normal payroll schedule. For Mr. Wright, the fiscal 2007 annual incentive cash award is pro-rated due to his commencement of employment with the Company during fiscal 2007.

For Mr. Meelia, the cash severance amount represents a lump sum cash payment in an amount equal to two times his base salary, as of September 24, 2010, plus the average of his annual incentive cash awards for the previous two fiscal years. Amounts payable to Mr. Meelia are pursuant to his Employment Agreement described below under “Employment Agreement with Mr. Meelia.”

Payments may be delayed until six months after termination of employment if necessary to comply with Internal Revenue Code Section 409A.

Voluntary Termination, Death or Disability. Pursuant to his Employment Agreement and as described below under “Employment Agreement with Mr. Meelia,” Mr. Meelia is entitled to cash severance upon his termination of employment for any reason other than by the Company for cause. Thus, upon a voluntary termination of employment, or a termination of employment attributable to death or disability, Mr. Meelia is entitled to the same cash severance amount described above under “Involuntary Termination (other than for cause).”

Change in Control Termination. The cash severance amount upon a change in control termination represents a lump sum payment equal to two times (2.99 times for the Chief Executive Officer) (1) the named executive officer’s base salary as of September 24, 2010 plus (2) the average of the named executive officer’s annual incentive cash awards for the previous three years.

Bonus (Column C)

Involuntary Termination (other than for cause). The amounts reported in this column represent payment of a pro rata portion of the annual incentive cash award payable to the named executive officer for the fiscal year during which the involuntary termination occurred. Pursuant to SEC guidance, we assumed that the involuntary termination occurred on September 24, 2010, the last day of our 2010 fiscal year, thereby entitling each named executive officer to the full annual incentive cash award for such fiscal year.

Voluntary Termination. The terms of our 2010 Annual Incentive Plan provide that upon a termination of employment due to early retirement (defined as a termination of employment after attainment of age 55, where the sum of the employee’s age and years of service is at least 60) or normal retirement (defined as a termination of employment after attainment of age 60, where the sum of the employee’s age and years of service is at least 70) the employee is entitled to receive a pro rata portion of the annual incentive cash award. Because Messrs. Meelia and Dockendorff satisfied the requirements for normal retirement and early retirement, respectively, as of September 24, 2010, they are entitled to this pro rata payment upon their voluntary termination of employment based on the number of days they were employed by the Company during the fiscal year. Pursuant to SEC guidance, we assumed that the termination of employment occurred on September 24, 2010, the last day of our 2010 fiscal year, thereby entitling Messrs. Meelia and Dockendorff to the full annual incentive cash award for such fiscal year.

Death or Disability. The terms of our 2010 Annual Incentive Plan provide that upon a termination of employment due to death or disability, the employee is entitled to receive a pro rata portion of the annual incentive cash award. All named executive officers are entitled to this pro rata payment upon their termination of employment due to death or disability based on the number of days they were employed by the Company during the fiscal year. Pursuant to SEC guidance, we assumed that the death or disability occurred on September 24, 2010, the last day of our 2010 fiscal year, thereby entitling the executive to the full annual incentive cash award for such fiscal year.

47	2011 Proxy Statement

Change in Control Termination. The terms of our 2010 Annual Incentive Plan provide that upon a change in control and involuntary termination of employment (i.e., a double-trigger event), the employee is entitled to payment of a pro rata portion of the annual incentive cash award for the fiscal year in which the employee’s termination of employment occurs. All named executive officers are entitled to this pro rata payment upon their termination of employment based on the number of days they were employed by the Company during the fiscal year. Pursuant to SEC guidance, we assumed that the change in control occurred on September 24, 2010, the last day of our 2010 fiscal year, thereby entitling the executive to the full annual incentive cash award for such fiscal year.

Option Awards (Column D)

Involuntary Termination (other than for cause). For all named executive officers other than Mr. Meelia, the option award amount represents the value of outstanding options held by the named executive officer that would have vested during the 12-month period that immediately follows September 24, 2010 (i.e., from September 24, 2010 to September 24, 2011).

For Mr. Meelia, the option award amount represents the value associated with the full vesting of certain unvested option awards that he would have become vested in as of September 24, 2010, his assumed employment termination date, as a result of his satisfaction of certain normal retirement requirements. The terms and conditions applicable to the converted stock option issued on November 21, 2006, the founders’ grant stock option issued on July 2, 2007, the fiscal 2009 equity incentive award stock option issued on December 1, 2008, and the fiscal 2010 equity incentive award stock option issued on December 1, 2009, provide that upon a termination of employment due to normal retirement (defined as a termination of employment after attainment of age 60, where the sum of the employee’s age and years of service is at least 70) the employee is entitled to full vesting of such awards. During fiscal 2009, Mr. Meelia attained age 60 and was credited with more than 10 years of service. If Mr. Meelia terminated employment on September 24, 2010, he would have been entitled to full vesting on all of his outstanding option awards. The amounts reported in this scenario represent the difference between the full vesting amount attributable to satisfaction of the normal retirement requirements and the amounts that were vested as of September 24, 2010 (i.e., an additional 25% on the November 21, 2006 award and 75% on the December 1, 2008 award). Although Mr. Meelia would have become vested in an additional 25% of the founders’ grant award and 100% of the December 1, 2009 award, the exercise price for each share subject to these awards exceeded the fair market value of a share of Company stock as of September 24, 2010 and, as a result, these awards provide no additional value for purposes of this scenario.

Involuntary Termination (for cause). Option awards include a “claw-back” feature pursuant to which we may recover the amount of any profit the named executive officer realized upon the exercise of options during the 12-month period that occurs immediately prior to the officer’s involuntary termination for cause. For this purpose, “cause” means substantial failure or refusal of the named executive officer to perform the duties and responsibilities of his job as required by the Company, violation of any fiduciary duty owed to the Company, conviction of a felony or misdemeanor, dishonesty, theft, violation of Company rules or policy, including a violation of our Guide to Business Conduct, or other egregious conduct that has or could have a serious and detrimental impact on the Company and its employees.

Voluntary Termination. For Mr. Meelia, the option award amount represents the value associated with the full vesting of the November 21, 2006 and December 1, 2008 option awards, as described above under “Involuntary Termination (other than for cause).”

For Mr. Dockendorff, the option award amount represents the value associated with the pro rata vesting of certain unvested option awards that he would have become vested in as of September 24, 2010, his assumed employment termination date, as a result of his satisfaction of certain early retirement requirements. The terms and conditions applicable to the converted stock option issued on November 21, 2006, the founders’ grant stock option issued on July 2, 2007 and the fiscal 2009 equity incentive award stock option issued on December 1, 2008 provide that upon a termination of employment due to early retirement (defined as a termination of employment after attainment of age 55, where the sum of the employee’s age and years of service is at least 60) the employee is

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entitled to pro rata vesting of such award determined by the number of full years (in the case of the November 21, 2006 award) or full months (in the case of the founders’ grant and the December 1, 2008 awards) the employee completed since the grant date. During fiscal 2009, Mr. Dockendorff attained age 55 and was credited with more than 5 years of service. If Mr. Dockendorff terminated employment on September 24, 2010, he would have been entitled to 100% vesting on the November 21, 2006 award, 79% vesting on the founders’ grant award and 44% vesting on the December 1, 2008 award. As of September 24, 2010, Mr. Dockendorff had already vested in 75% of the November 21, 2006 award, 75% of the founders’ grant award, and 25% of the December 1, 2008 award. The amounts reported in this scenario represent the difference between the pro rata vesting amount attributable to satisfaction of the early retirement requirements and the amounts that were vested as of September 24, 2010 (i.e., an additional 25% on the November 21, 2006 award and an additional 19% on the December 1, 2008 award). Although Mr. Dockendorff would have become vested in an additional 4% of the founders’ grant award, the exercise price for each share subject to this award exceeded the fair market value of a share of Company stock as of September 24, 2010 and, as a result, this award provides no additional value for purposes of this scenario. Although the fiscal 2010 equity incentive award stock option issued on December 1, 2009 provides for pro rata vesting upon early retirement, the terms and conditions of such award require that the employee retire at least 12 months after the grant date in order for such early retirement vesting to apply. Because the assumed employment termination date (September 24, 2010) is less than 12 months after the grant date of the December 1, 2009 award, Mr. Dockendorff would not have been entitled to pro rata vesting for early retirement with respect to such award.

Death or Disability. The option award amount represents the full vesting of all unvested stock options held by the named executive officer as of September 24, 2010. Although the named executive officers would have become fully vested in the founders’ grant and December 1, 2009 awards, the exercise price for each share subject to these awards exceeded the fair market value of a share of Company stock as of September 24, 2010 and, as a result, these awards provide no additional value for purposes of this scenario.

Change in Control Termination. The option award amount represents the full vesting of all unvested options held by the named executive officer as of September 24, 2010. Although the named executive officers would have become fully vested in the founders’ grant and December 1, 2009 awards, the exercise price for each share subject to these awards exceeded the fair market value of a share of Company stock as of September 24, 2010 and, as a result, these awards provide no additional value for purposes of this scenario.

Stock Awards (Column E)

Involuntary Termination (other than for cause). For Mr. Meelia, the stock award amount represents the value associated with the full vesting of all unvested restricted stock unit and performance share unit awards. The terms and conditions applicable to the converted restricted stock unit award issued on November 21, 2006, the founders’ grant restricted stock unit award issued on July 2, 2007, the fiscal 2009 equity incentive award restricted stock unit and performance share unit awards issued on December 1, 2008, and the fiscal year 2010 equity incentive award restricted stock unit and performance share unit awards issued on December 1, 2009 provide that upon a termination of employment due to normal retirement (defined as a termination of employment after attainment of age 60, where the sum of the employee’s age and years of service is at least 70) the employee is entitled to full vesting of such award. During fiscal 2009, Mr. Meelia attained age 60 and was credited with more than 10 years of service. If Mr. Meelia terminated employment on September 24, 2010, he would have been entitled to full vesting on all of his unvested restricted stock unit and performance share unit awards. The amounts reported in this scenario represent the full vesting of all unvested converted restricted stock unit, restricted stock unit and performance share unit awards. For purposes of this column, amounts attributable to the performance share unit awards are calculated by assuming that threshold performance was achieved and that shares underlying such award were delivered at the end of the applicable performance period.

For Mr. Dockendorff, the stock award amount represents the value associated with the pro rata vesting of a converted restricted stock unit award, the founders’ grant restricted stock unit award and the fiscal 2009 equity incentive award restricted stock unit and performance share unit awards issued on December 1, 2008. The terms

49	2011 Proxy Statement

and conditions applicable to the converted restricted stock unit award issued on November 21, 2006, the founders’ grant restricted stock unit award issued on July 2, 2007 and the fiscal 2009 equity incentive award restricted stock unit and performance share unit awards issued on December 1, 2008 provide that upon a termination of employment due to early retirement (defined as a termination of employment after attainment of age 55, where the sum of the employee’s age and years of service is at least 60) the employee is entitled to pro rata vesting of such award determined by the number of full months the employee completed since the grant date. During the 2009 fiscal year, Mr. Dockendorff attained age 55 and was credited with more than 5 years of service. If Mr. Dockendorff terminated employment on September 24, 2010, he would have been entitled to 96% vesting on the November 21, 2006 award, 79% vesting on the founders’ grant award, and 44% vesting on the December 1, 2008 awards. As of September 24, 2010, Mr. Dockendorff was 66% vested in the November 21, 2006 award, 75% vested in the founders’ grant award, 25% vested in the December 1, 2008 restricted stock unit award and 0% vested in the December 1, 2008 performance share unit award. The amounts reported in this scenario represent the difference between the pro rata vesting amount attributable to satisfaction of the early retirement requirements and the amounts that were vested as of September 24, 2010 (i.e., an additional 30% on the November 21, 2006 award, an additional 4% on the founders’ grant award, an additional 19% on the December 1, 2008 restricted stock unit award, and 44% on the December 1, 2008 performance share unit award). Although the fiscal 2010 restricted stock unit and performance share unit awards issued on December 1, 2009 provide for pro rata vesting upon early retirement, the terms and conditions of such awards require that the employee retire at least 12 months after the grant date in order for such early retirement vesting to apply. Because the assumed employment termination date (September 24, 2010) is less than 12 months after the grant date of the December 1, 2009 awards, Mr. Dockendorff would not have been entitled to pro rata vesting for early retirement with respect to such awards. For purposes of this column, amounts attributable to the performance share unit award are calculated by assuming that threshold performance was achieved and that shares underlying such award were delivered at the end of the applicable performance period.

Involuntary Termination (for cause). Stock awards include a “claw-back” feature pursuant to which we may recover the amount realized by the named executive officer upon the vesting of any stock award during the 12-month period that occurs immediately prior to the officer’s involuntary termination for cause. For this purpose, “cause” means substantial failure or refusal of the named executive officer to perform the duties and responsibilities of his job as required by the Company, violation of any fiduciary duty owed to the Company, conviction of a felony or misdemeanor, dishonesty, theft, violation of Company rules or policy, including a violation of our Guide to Business Conduct, or other egregious conduct that has or could have a serious and detrimental impact on the Company and its employees.

Voluntary Termination. For Mr. Meelia, the stock award amount represents the value associated with the full vesting of the converted restricted stock unit award issued on November 21, 2006, the founders’ grant restricted stock unit award, the fiscal 2009 equity incentive restricted stock unit and performance share unit awards and the fiscal 2010 equity incentive restricted stock unit and performance share unit awards, as described above under “Involuntary Termination (other than for cause).”

For Mr. Dockendorff, the stock award amount represents the pro rata vesting of the converted restricted stock unit award issued on November 21, 2006, the founders’ grant restricted stock unit award and the fiscal 2009 equity incentive restricted stock unit and performance share unit awards, as described above under “Involuntary Termination (other than for cause).”

Death or Disability. The stock award amount represents the full vesting of all unvested restricted stock unit and performance share unit awards held by the named executive officer as of September 24, 2010. For purposes of this scenario, amounts attributable to performance share unit awards are calculated by assuming that threshold performance was achieved and that shares underlying such award were delivered at the end of the applicable performance period.

Change in Control Termination. The stock award amount represents the vesting of all unvested restricted stock unit and performance share unit awards held by the named executive officer as of the change in control. For

2011 Proxy Statement	50

purposes of this scenario, amounts attributable to performance share unit awards are calculated by assuming that threshold performance was achieved and that shares underlying such award were delivered at the end of the applicable performance period.

Welfare Benefits and Outplacement Services (Column F) The welfare benefits amount represents the employer portion of the premium paid on behalf of the named executive officer for continued coverage under the Company’s health and dental plans during the applicable severance period. Although payable in our discretion with respect to executives other than Mr. Meelia, for purposes of this column we assume that we would pay $25,000 on behalf of each named executive officer for outplacement services upon an involuntary termination (other than for cause) and a change in control termination.

Involuntary Termination (other than for cause). The applicable severance period is 24 months for Mr. Meelia and 18 months for all other named executive officers.

Death or Disability. The amount reported for Mr. Meelia represents the employer portion of the premium paid on behalf of his beneficiaries for continued coverage under the Company’s health and dental plans during the 24-month severance period.

Change in Control Termination. The applicable severance period is 36 months for Mr. Meelia and 24 months for all other named executive officers.

Tax Gross-Up (Column G) Application of the assumptions set forth above results in no entitlement for any named executive officer to any tax gross-up payment.

Employment Agreement with Mr. Meelia

Mr. Meelia is the only named executive officer with an employment agreement. His Employment Agreement provides that Mr. Meelia will receive a base salary, bonus and a long-term incentive opportunity determined by our Board, as well as be eligible to participate in all employee benefit plans and programs applicable to executives generally. The Employment Agreement has no stated term, and Mr. Meelia is employed at will. The general terms of the Employment Agreement also provide that, if Mr. Meelia’s employment is terminated for any reason other than by the Company for cause (as defined in the Employment Agreement) and subject to the execution of a general release in favor of the Company in the form provided in the Employment Agreement, the Company is obligated to pay him a lump sum cash payment in an amount equal to two times the sum of (1) the greater of his then-current base salary or his base salary as in effect immediately before December 29, 2006, and (2) the greater of (i) his then-current target annual bonus or (ii) the average annual bonus received by him or his target bonus, whichever is greater, for the two fiscal years immediately preceding the date his employment terminates. This payment may be delayed until six months after termination of employment if necessary to comply with Internal Revenue Code Section 409A. If any payments are subject to an excise tax, the terms of the Employment Agreement provide that the Company will pay an additional tax gross-up payment to Mr. Meelia. Also, Mr. Meelia and his eligible dependents will receive continued coverage for two years in all health and welfare plans in which he participated on his date of termination under the same terms and conditions as in effect on the date of termination (or as amended from time to time), subject to Mr. Meelia’s continued payment of applicable premiums. Mr. Meelia is required, under the terms of the Employment Agreement, not to disclose confidential Company information at any time, not to compete with the Company nor solicit our management level employees, or customers of the Company for a period of one year following termination of employment, and not to disparage the Company after his termination. The termination benefits provided under the Employment Agreement are in lieu of any termination or severance benefits for which Mr. Meelia may be eligible under any of the Company’s plans, policies or programs, except upon a change in control, in which case Mr. Meelia is eligible for benefits under the Change in Control Plan only.

51	2011 Proxy Statement

SECURITY OWNERSHIP AND REPORTING

Security Ownership of Management and Certain Beneficial Owners

The following tables show the number of ordinary shares beneficially owned:

•	as of January 1, 2011, by each current director and nominee for director, each executive officer named in the Summary Compensation Table and our directors and executive officers as a group; and

•	as of the date indicated, by each owner of 5% or more of our outstanding ordinary shares.

A person is deemed to be a beneficial owner of ordinary shares if he or she, either alone or with others, has the power to vote or to dispose of those ordinary shares or the right to acquire such power within 60 days of the date of the table. Ordinary shares subject to stock options presently exercisable or exercisable within 60 days of January 1, 2011, restricted stock units and dividend equivalent units are deemed to be outstanding and beneficially owned by the person holding the securities for the purpose of computing the percentage ownership of that person, but are not treated as outstanding for the purpose of computing the percentage of any other person. There were 493,618,256 Covidien ordinary shares outstanding as of January 1, 2011. The tables below are based on information furnished by the persons named, public filings and our records.

Directors and Executive Officers

Name of Beneficial Owner	Number of Covidien Ordinary Shares Beneficially Owned	Percentage Ownership
Named Executive Officers
Richard J. Meelia(1)	2,527,306	*
Charles J. Dockendorff(2)	560,395	*
José E. Almeida(3)	401,035	*
Amy A. McBride-Wendell(4)	263,589	*
Timothy R. Wright(5)	160,471	*
Non-Employee Directors
Craig Arnold(6)	21,532	*
Robert H. Brust(6)	21,051	*
John M. Connors, Jr.(6)	21,051	*
Christopher J. Coughlin(7)	210,830	*
Timothy M. Donahue(6)	21,051	*
Kathy J. Herbert(6)	21,051	*
Randall J. Hogan, III(8)	21,415	*
Dennis H. Reilley(6)	50,053	*
Tadataka Yamada(6)	21,051	*
Joseph A. Zaccagnino(6)	21,051	*
All directors and executive officers as a group (23 persons)(9)	5,069,861	*

*	Represents less than 1% of outstanding ordinary shares.

(1)	Includes 101,749 restricted stock units and 2,148,700 ordinary shares issuable upon the exercise of stock options presently exercisable or exercisable within 60 days of January 1, 2011.

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(2)	Includes 30,539 restricted stock units and 453,006 ordinary shares issuable upon the exercise of stock options presently exercisable or exercisable within 60 days of January 1, 2011.

(3)	Includes 34,936 restricted stock units and 301,091 ordinary shares issuable upon the exercise of stock options presently exercisable or exercisable within 60 days of January 1, 2011.

(4)	Includes 14,254 restricted stock units and 217,635 ordinary shares issuable upon the exercise of stock options presently exercisable or exercisable within 60 days of January 1, 2011.

(5)	Includes 19,493 restricted stock units and 120,568 ordinary shares issuable upon the exercise of stock options presently exercisable or exercisable within 60 days of January 1, 2011.

(6)	Includes 2,717 restricted stock units and 9,600 ordinary shares issuable upon the exercise of stock options presently exercisable or exercisable within 60 days of January 1, 2011.

(7)

Includes 2,717 restricted stock units, 158,848 ordinary shares issuable upon the exercise of stock options presently exercisable or exercisable within 60 days of January 1, 2011 and 7,970 shares held in a Grantor Retained Annuity Trust.

(8)

Includes 2,717 restricted stock units, 9,600 ordinary shares issuable upon the exercise of stock options presently exercisable or exercisable within 60 days of January 1, 2011 and 64 shares held in a trust over which Mr. Hogan has shared dispositive and voting power.

(9)

Includes, for executive officers not specifically named in the table, an aggregate of 774,125 ordinary shares issuable upon the exercise of stock options presently exercisable or exercisable within 60 days of January 1, 2011.

5% Beneficial Owners

Name and Address of Beneficial Owner	Number of Covidien Ordinary Shares Beneficially Owned		Percentage Ownership
Wellington Management Company, LLP 75 State Street Boston, MA 02109	29,378,901	(1)	5.9%

(1)	The number of ordinary shares beneficially owned by Wellington Management Company, LLP (“Wellington”) was provided by Wellington pursuant to a Form 13G dated February 12, 2010.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors and persons who beneficially own more than 10 percent of our ordinary shares to file reports of ownership and changes in ownership of such ordinary shares with the SEC and NYSE. These persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. As a matter of practice, our administrative staff assists our officers and directors in preparing initial reports of ownership and reports of changes in ownership and files those reports on their behalf. Based on our review of the copies of such forms we have received, as well as information provided and representations made by the reporting persons, we believe that all required Section 16(a) reports were timely filed during our fiscal year ended September 24, 2010.

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AUDIT AND AUDIT COMMITTEE MATTERS

Audit and Non-Audit Fees

Set forth below are the aggregate fees for professional services rendered to Covidien by Deloitte & Touche LLP for the period September 27, 2008 through September 25, 2009 (“Fiscal 2009”) and the period September 26, 2009 through September 24, 2010 (“Fiscal 2010”).

	Fiscal 2010	Fiscal 2009
	(in thousands)
Audit Fees	$15,543	$19,224
Audit-Related Fees	1,669	1,925
Tax Fees	5,340	5,150
All Other Fees	333	650

Total	$22,885	$26,949

Audit Fees include fees for professional services rendered for the year-end audits of our consolidated financial statements and internal control over financial reporting, reviews of the financial statements included in our Quarterly Reports on Form 10-Q, consents, statutory filings, statutory audits, Irish statutory audits and discontinued operations reclassification.

Audit-Related Fees were primarily related to carve-out audits, comfort letters and services related to mergers and acquisitions.

Tax Fees include fees for tax compliance services such as assistance with the preparation of federal and state returns ($3,552,576 for Fiscal 2010 and $3,900,000 for Fiscal 2009) as well as fees for tax planning services ($1,787,623 for Fiscal 2010 and $1,250,000 for Fiscal 2009).

All Other Fees include services relating to project methodology and support for a pricing initiative.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services

The Audit Committee has adopted a pre-approval policy that provides guidelines for audit, audit-related, tax and other permissible non-audit services that may be provided by our independent auditors. Pursuant to the policy, our Corporate Controller supports the Audit Committee by providing a list of proposed services to the Committee, monitoring the services and fees pre-approved by the Committee, providing periodic reports to the Audit Committee with respect to pre-approved services and coordinating with management and the independent auditors to support compliance with the policy.

Under the policy, the Audit Committee annually pre-approves the audit fee and terms of the engagement, as set forth in the engagement letter. The Audit Committee also annually approves a specified list of audit, audit-related and tax services. Any service not included in the specified list of services must be submitted to the Audit Committee for pre-approval. The independent auditors may not begin work on any engagement without confirmation of Audit Committee pre-approval from our Corporate Controller or his delegate.

Pursuant to the policy, the Committee has delegated to the Chair of the Audit Committee the authority to pre-approve the engagement of the independent auditors in his discretion. The Chair reports all such pre-approvals to the Audit Committee at the next Committee meeting.

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Audit Committee Report

As more fully described in its charter, the Audit Committee oversees Covidien’s financial reporting process on behalf of the Board of Directors. Management has day-to-day responsibility for the Company’s financial reporting process, including assuring that the Company develops and maintains adequate financial controls and procedures and monitoring and assessing compliance with those controls and procedures, including internal control over financial reporting. Covidien’s independent auditors are responsible for auditing the annual financial statements prepared by management, expressing an opinion as to whether those financial statements fairly present the financial position, results of operations and cash flows of the Company in conformity with generally accepted accounting principles and discussing with the Audit Committee any issues they believe should be raised. The independent auditors are also responsible to the Audit Committee and the Board for testing the integrity of the financial accounting and reporting control systems, for issuing a report on the Company’s internal control over financial reporting and for such other matters as the Audit Committee and Board determine.

In the performance of its oversight function, the Audit Committee has reviewed and discussed with management, the internal auditors and the independent auditors the consolidated financial statements for the fiscal year ended September 24, 2010 to be filed with the U. S. Securities and Exchange Commission (the “SEC”). Management represented to the Committee that these consolidated financial statements were prepared in accordance with generally accepted accounting principles in the United States (“US GAAP”). In addition, the Committee has:

•	discussed with the independent auditors the matters required to be discussed by the applicable Auditing Standards, as amended, relating to communication with audit committees;

•

received from the independent auditors the written disclosures and letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the Audit Committee concerning independence;

•	discussed with the independent auditors their independence from the Company and its management; and

•	considered whether the independent auditors’ provision of non-audit services to the Company is compatible with maintaining the auditors’ independence.

Based upon the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that Covidien’s audited consolidated financial statements prepared in accordance with US GAAP be included in its Annual Report on Form 10-K for the fiscal year ended September 24, 2010 to be filed with the SEC.

Audit Committee

Robert H. Brust, Chairman

Craig Arnold

Randall J. Hogan, III

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PROPOSAL ONE (A) THROUGH ONE (K):

ELECTION OF DIRECTORS

Upon the recommendation of the Nominating and Governance Committee, the Board has nominated for election at the 2011 Annual General Meeting a slate of 11 nominees, all of whom are currently serving on the Board. The nominees are Richard J. Meelia, Craig Arnold, Robert H. Brust, John M. Connors, Jr., Christopher J. Coughlin, Timothy M. Donahue, Kathy J. Herbert, Randall J. Hogan, III, Dennis H. Reilley, Tadataka Yamada and Joseph A. Zaccagnino. Biographical information, including qualifications, regarding each of the 11 nominees is set forth below. The election of directors will take place at the Annual General Meeting. In order to be elected as a director, each nominee must receive the affirmative vote of a majority of the votes cast by the holders of ordinary shares represented at the Annual General Meeting in person or by proxy. Shareholders are entitled to one vote per share for each of the 11 nominees. Covidien is not aware of any reason why any of the nominees will not be able to serve if elected. Each of the directors elected will serve until the 2012 Annual General Meeting or until his or her earlier death, resignation or removal.

Current Directors Nominated for Re-Election – Proposals One (a) through One (k)

Proposal One (a) — Craig Arnold

Mr. Arnold, age 50, joined our Board of Directors immediately following our separation from Tyco International. Mr. Arnold is the Vice Chairman of Eaton Corporation, a diversified industrial manufacturer. He is also the Chief Operating Officer, Industrial Sector, of Eaton. From 2000 to 2008 he served as Senior Vice President of Eaton Corporation and President of the Fluid Power Group of Eaton. Prior to joining Eaton, Mr. Arnold was employed in a series of progressively more responsible positions at General Electric Company from 1983 to 2000. Mr. Arnold previously served as a director of Unocal Corporation, where he also was a member of the Audit Committee.

With his years of managerial experience, both at Eaton and at General Electric, Mr. Arnold brings to the Board of Directors demonstrated management ability at senior levels. His position as Chief Operating Officer of the Eaton Industrial sector gives Mr. Arnold critical insights into the operational requirements of a large multi-national company. In addition, in previously serving on the Audit Committee of another public company, Mr. Arnold gained valuable experience dealing with accounting principles and financial reporting rules and regulations, evaluating financial results and generally overseeing the financial reporting process of a large corporation.

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Proposal One (b) — Robert H. Brust

Mr. Brust, age 67, joined our Board of Directors just prior to our separation from Tyco International. Mr. Brust has been the Chief Financial Officer of Sprint Nextel Corporation, a wireless and wireline communications company, since May 2008. From February 2007 to May 2008, Mr. Brust was retired. From January 2000 to February 2007, Mr. Brust served as Executive Vice President of the Eastman Kodak Company, a provider of photographic products and services, and, from January 2000 to November 2006, he also served as Chief Financial Officer of Eastman Kodak. Prior to joining Eastman Kodak, Mr. Brust was Senior Vice President and Chief Financial Officer of Unisys Corporation from 1997 to 1999. He also worked in a variety of financial and financial management positions at General Electric Company from 1965 to 1997. Mr. Brust previously served as a director of Delphi Corporation and Applied Materials, Inc., where he was also a member of the Audit Committee.

Mr. Brust is an experienced financial leader with the skills necessary to lead our Audit Committee. His service as Chief Financial Officer of Sprint Nextel, Eastman Kodak and Unisys as well as his 31 years at General Electric make him a valuable asset, both on our Board of Directors and as the Chairman of our Audit Committee. Mr. Brust’s positions have provided him with a wealth of knowledge in dealing with financial and accounting matters. The depth and breadth of his exposure to complex financial issues at such large corporations makes him a skilled advisor.

Proposal One (c) — John M. Connors, Jr.

Mr. Connors, age 68, joined our Board of Directors immediately following our separation from Tyco International. Since 2006, Mr. Connors has served as Chairman Emeritus of Hill, Holliday, Connors, Cosmopulos, Inc., a full-service advertising agency that is part of The Interpublic Group of Companies, Inc. From 2003 to 2006, Mr. Connors served as Chairman of Hill, Holliday, and from 1968 to 2003 he was Chairman, President and Chief Executive Officer of Hill, Holliday. Mr. Connors is currently a director of Hasbro, Inc. and serves on Hasbro’s Compensation Committee, Executive Committee and Nominating, Governance and Social Responsibility Committee.

Having been a founding member, former Chairman, President and Chief Executive Officer of Hill, Holliday, Mr. Connors has extensive business experience. In addition, as the Chairman of the Board of Directors of Partners Healthcare System, Inc., which includes Massachusetts General Hospital and Brigham and Women’s Hospital, and also as a member of the Harvard Medical School Board of Fellows, Mr. Connors has a unique perspective to offer Covidien on a variety of healthcare-related issues.

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Proposal One (d) — Christopher J. Coughlin

Mr. Coughlin, age 58, joined our Board of Directors immediately following our separation from Tyco International. Mr. Coughlin is currently an advisor for Tyco International, a global provider of security products and services, fire protection and detection products and services, valves and controls, and other industrial products. From March 2005 to December 2010, Mr. Coughlin was Executive Vice President and Chief Financial Officer of Tyco International. Prior to joining Tyco International, Mr. Coughlin served as Chief Operating Officer of The Interpublic Group of Companies, Inc. from June 2003 to December 2004. He joined Interpublic from Pharmacia Corporation, where he was Chief Financial Officer from 1998 to 2003. Previously, he held the position of Executive Vice President and Chief Financial Officer of Nabisco Holdings, where he also served as President of Nabisco International. Mr. Coughlin is currently the Lead Director of The Dun & Bradstreet Corporation board of directors and serves on its Audit and Compensation Committees.

As Chief Financial Officer of Tyco International, Pharmacia and Nabisco Holdings and as Chief Operating Officer of The Interpublic Group of Companies, Mr. Coughlin has demonstrated leadership capability and extensive knowledge of complex financial and operational issues facing large organizations. He brings an understanding of operations and financial strategy in challenging environments. In addition, Mr. Coughlin is able to draw upon, among other things, his knowledge of the pharmaceutical industry garnered while at Pharmacia and his knowledge of the medical device industry developed while Covidien constituted the healthcare business of Tyco International.

Proposal One (e) — Timothy M. Donahue

Mr. Donahue, age 62, joined our Board of Directors immediately following our separation from Tyco International. Mr. Donahue served as Chairman of Sprint Nextel Corporation, a wireless and wireline communications company, from 2005 to 2006. He was the Chief Executive Officer of Nextel Communications, Inc. from 1999 until August 2005, and the President of Nextel from 1996 until August 2005. Mr. Donahue is currently a director of the Eastman Kodak Company, NVR, Inc. and Tyco International Ltd. and serves on the Compensation Committee of Tyco International. He also serves on the Corporate Responsibility and Governance Committee, the Finance Committee and the Executive Committee of Eastman Kodak. Mr. Donahue previously served as a director of Nextel Communications and Sprint Nextel.

As Chief Executive Officer of Nextel Communications, Mr. Donahue led an innovative organization. His business acumen and drive for innovation, evidenced during his tenure at Nextel, make Mr. Donahue a valuable contributor to our Board of Directors. In addition, his service on the Board of Directors of a variety of large public companies, including on the Compensation Committees of Eastman Kodak, NVR and Tyco International, gives Mr. Donahue a deep understanding of the role of the Board of Directors and positions him well to serve as our Lead Director.

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Proposal One (f) — Kathy J. Herbert

Ms. Herbert, age 57, joined our Board of Directors immediately following our separation from Tyco International. From 2001 to 2006, Ms. Herbert served as Executive Vice President, Human Resources, of Albertson’s, Inc., an operator of supermarkets, combination food-drug stores and drug stores located in the United States. Prior to joining Albertson’s, she had been with Jewel Osco since 1969 in a variety of positions, most recently Vice President, Human Resources.

With her background in human resources, operations and merchandising, Ms. Herbert brings a unique point of view to our Board of Directors. Her 12 years of experience in executive human resource roles, including her position as Executive Vice President of Human Resources at Albertson’s, gave her large company experience building and working with complex succession plans, long term leadership development and innovative cost effective compensation models. She provides valuable insight into Covidien’s talent management strategy, a key part of the Company’s overall strategy. Ms Herbert’s perspective is unlike that of any other member of our Board of Directors, making her a valuable component of a well rounded Board and a key member of the Board’s Compensation Committee.

Proposal One (g) — Randall J. Hogan, III

Mr. Hogan, age 55, joined our Board of Directors immediately following our separation from Tyco International. Mr. Hogan has served as Chairman and Chief Executive Officer of Pentair, Inc., an industrial manufacturing company, since 2002. From 2001 to 2002, he was President and Chief Executive Officer and from 1999 to 2001, President and Chief Operating Officer, of Pentair. Prior to joining Pentair, he was President of United Technologies’ Carrier Transicold Division. Before that, he was with the Pratt & Whitney division of United Technologies, General Electric Company and McKinsey & Company. Mr. Hogan is currently a director of Pentair and previously served as a director of Unisys Corporation.

Having served in the roles of Chairman, Chief Executive Officer, President and Chief Operating Officer of Pentair, Mr. Hogan offers a wealth of management experience and business understanding. Running a public company gives Mr. Hogan front-line exposure to many of the issues facing public companies, particularly on the operational, financial and corporate governance fronts. Mr. Hogan’s service on the Board of Directors and Governance Committee of Unisys further augments his range of knowledge, providing experience on which he can draw while serving as a member of our Board.

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Proposal One (h) — Richard J. Meelia

Mr. Meelia, age 61, has served as the Chairman of our Board of Directors since October of 2008. He served on our Board of Directors and has been our President and Chief Executive Officer following our separation from Tyco International in June 2007. From January 2006 through the separation, Mr. Meelia was the Chief Executive Officer of Tyco Healthcare and from 1995 through the separation, Mr. Meelia was also the President of Tyco Healthcare. Mr. Meelia previously served as a director of Haemonetics Corporation and Aspect Medical Systems, Inc.

Since joining Kendall Healthcare Products Company, the foundation of the Tyco Healthcare business, as Group President in 1991 and becoming President of Tyco Healthcare, the foundation of Covidien, in 1995, Mr. Meelia has directed the Company’s acquisition, integration and product development efforts, growing the business from $600 million to the diverse $10 billion healthcare products company that is Covidien today. Mr. Meelia’s knowledge of all aspects of the business and its history, combined with his drive for innovation and excellence, position him well to serve as our Chairman, President and Chief Executive Officer.

Proposal One (i) — Dennis H. Reilley

Mr. Reilley, age 57, joined our Board of Directors immediately following our separation from Tyco International and served as the Chairman of our Board of Directors until October 2008. From 2000 to April 2007, Mr. Reilley served as Chairman of Praxair, Inc., a supplier of industrial gases and high-performance surface coatings, and also served as Chief Executive Officer of Praxair from 2000 to December 2006. From 1989 to 2000, Mr. Reilley held many key positions at E. I. du Pont de Nemours & Company, including Chief Operating Officer. Earlier in his career he held various managerial positions at Conoco. Mr. Reilley is currently a director of H.J. Heinz Company, Marathon Oil Corporation and The Dow Chemical Company.

As Chairman and Chief Executive Officer of Praxair and Chief Operating Officer of Dupont, Mr. Reilley took on significant management, strategic and operational responsibilities. With his knowledge of the complex issues facing global companies today and his understanding of what makes businesses work effectively and efficiently, Mr. Reilley provides valuable insight to our Board. Mr. Reilley’s experience as Chairman of the Praxair Board of Directors as well as his service on the Governance and Compensation Committees of H.J. Heinz and Marathon Oil, the Audit Committee of H.J. Heinz and on the Audit and Compensation Committees of Dow Chemical, position him well to serve as a member of our Board.

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Proposal One (j) — Tadataka Yamada

Dr. Yamada, age 65, joined our Board of Directors immediately following our separation from Tyco International. Dr. Yamada has served as President of the Global Health Program of the Bill & Melinda Gates Foundation since June 2006. From 2000 to 2006, Dr. Yamada was Chairman of Research and Development for GlaxoSmithKline Inc. and prior to that, he held research and development positions at SmithKline Beecham. Prior to joining SmithKline Beecham, Dr. Yamada was Chairman of the Department of Internal Medicine at the University of Michigan Medical School and Physician-in-Chief of the University of Michigan Medical Center.

With his experience as the President of the Global Health Program of the Bill & Melinda Gates Foundation as well as his significant research and development experience, Dr. Yamada brings to our Board a unique perspective. His extensive pharmaceutical industry knowledge gives him an insight into a number of issues facing Covidien that other directors might not possess. Given the depth of his healthcare knowledge and experience, Dr. Yamada is a valued member of our Board.

Proposal One (k) — Joseph A. Zaccagnino

Mr. Zaccagnino, age 64, joined our Board of Directors immediately following our separation from Tyco International. Mr. Zaccagnino served as President, Chief Executive Officer and Director of Yale New Haven Health System and its flagship Yale-New Haven Hospital, one of the country’s leading academic medical hospitals and the primary teaching hospital of the Yale University School of Medicine, from 1991 until his retirement in 2005. Mr. Zaccagnino is currently a director of NewAlliance Bancshares, Inc. and serves on the NewAlliance Bancshares Compensation and Governance Committees.

Mr. Zaccagnino has served as Chairman of the Board of the National Committee for Quality Healthcare and as Chairman of the Board of VHA Inc., a 2,500 member hospital cooperative which provides supply chain and group purchasing services through its subsidiary, Novation. His deep knowledge of healthcare policy, patient care delivery and financing and of clinical research and medical technology assessment provides our Board with unique insight and a keen perspective on the priorities of and challenges facing our major customers.

Unless otherwise instructed, the proxies will vote “FOR” each of these directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

THAT YOU VOTE “FOR” EACH OF THE DIRECTORS NOMINATED FOR RE-ELECTION

IN PROPOSALS ONE (A) THROUGH ONE (K)

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PROPOSAL TWO:

APPOINTMENT OF INDEPENDENT AUDITORS AND

AUTHORIZATION OF THE AUDIT COMMITTEE TO SET THEIR REMUNERATION

Shareholders are being asked to appoint our independent auditors and to authorize the Audit Committee of our Board of Directors to set the auditors’ remuneration. Appointment of the independent auditors and authorization of the Audit Committee to set their remuneration require the affirmative vote of a majority of the votes cast by the holders of ordinary shares represented at the Annual General Meeting in person or by proxy. The Audit Committee and the Board recommend that shareholders reappoint Deloitte & Touche LLP as our independent auditors to audit our accounts for the fiscal year ending September 30, 2011 and authorize the Audit Committee of the Board to set the auditors’ remuneration.

Representatives of Deloitte & Touche LLP will be at the Annual General Meeting, and they will be available to respond to appropriate questions.

Unless otherwise instructed, the proxies will vote “FOR” this proposal.

THE AUDIT COMMITTEE AND THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMEND THAT YOU VOTE “FOR” PROPOSAL TWO

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PROPOSAL THREE:

EFFECT A ONE-FOR-ONE HUNDRED (1-FOR-100) REVERSE SPLIT FOLLOWED BY A ONE HUNDRED-FOR-ONE (100-FOR-1) FORWARD SPLIT OF THE COMPANY’S ORDINARY SHARES

Summary

The Board of Directors has authorized, and recommends for your approval, a one-for-one hundred (1-for-100) consolidation of the ordinary shares of the Company (which we refer to as the “Reverse Split”) followed immediately by a one hundred-for-one (100-for-1) subdivision of the ordinary shares of the Company (which we refer to as the “Forward Split”). Shareholders of record will not be entitled to any fractional shares as a result of the Reverse Split, and will instead be entitled to receive a cash payment in lieu of fractional shares as described below. We refer to the Reverse Split, the Forward Split and the related cash payments in lieu of fractional shares, collectively, as the “Reverse/Forward Split.” As a result of the Reverse/Forward Split, each shareholder of record owning shares in a record account with less than 100 shares would receive a cash payment and would no longer hold shares in that record account. In addition, under Irish law, a consolidation and subdivision such as the Reverse/Forward Split must apply to all shareholders of record. Accordingly, if any shareholder of record has a record account with a number of shares that is more than 100 and is not evenly divisible by 100, the number of shares in such record account effectively will be rounded down to the nearest 100 and the shareholder will receive a cash payment for the balance of shares not evenly divisible by 100. See “Determination of Cash Payment” in this proposal for more information on how the amount of the cash payments will be determined. We believe that the Reverse/Forward Split would result in significantly reduced shareholder record keeping and mailing expenses to Covidien, simplify and reduce costs associated with filings made to the Irish Revenue and provide shareholders of record owning less than 100 shares with an efficient way to cash out their investments at no cost to them.

If approved, the Reverse/Forward Split will occur at 8:00 pm U.S. Eastern time on March 18, 2011.

Background and Purpose of the Reverse/Forward Split

Covidien has a large shareholder base which includes approximately 28,600 shareholders of record. This large shareholder base is principally the result of the spin-off by Tyco International in June 2007 of its healthcare business. As part of the spin-off, all Covidien shares were distributed to Tyco International shareholders, with each Tyco International shareholder receiving .25 of a share of Covidien stock for each share of Tyco International stock held.

As of December 1, 2010, approximately 24,000 Covidien shareholders of record owned less than 100 shares. At that time, these shareholders’ accounts represented approximately 84% of the total number of accounts of record, but ownership of less than .09% of the total number of outstanding ordinary shares of Covidien.

The Reverse/Forward Split will provide shareholders of record with less than 100 shares with a cost-effective way to cash out their investments because Covidien or one of its subsidiaries will pay all transaction costs such as brokerage or service fees in connection with the Reverse/Forward Split. In most other cases, these shareholders would likely incur brokerage fees disproportionately high relative to the market value of their shares if they wanted to sell their shares. In addition, some shareholders of record with small shareholdings might even have difficulty finding a broker willing to handle such small transactions. The Reverse/Forward Split, however, would eliminate these problems for shareholders of record with less than 100 shares.

Moreover, Covidien will benefit from substantial cost savings as a result of the Reverse/Forward Split. The costs of administering each registered shareholder’s account are the same regardless of the number of shares held in an account. Therefore, Covidien’s costs to maintain thousands of small accounts are disproportionately high when compared to the total number of shares involved. These costs include printing and postage costs to mail the

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proxy materials and annual report as well as processing of Irish dividend withholding tax. We expect that these costs will only increase over time.

In addition, a purchase, sale or transfer of Covidien shares from or to a holder of record may incur Irish stamp duty which is currently paid by a subsidiary of the Company. Such transfers must also be reported to Irish Revenue. Both the amount of stamp duty paid by the Company’s subsidiary and administrative expenses relating to the reporting of the transfers will decrease as a result of the Reverse/Forward Split, if effected.

In light of these costs, the Board believes that it is in the best interests of Covidien and its shareholders as a whole to eliminate the administrative burden and costs associated with record accounts with less than 100 shares, resulting in potential annual savings of approximately $300,000 to Covidien.

The Company may, in the future, pursue alternative methods of reducing the number of holders of record of our shares, whether or not the Reverse/Forward Split is approved, including odd-lot tender offers and programs to facilitate sales by shareholders of odd-lot holdings. However, there can be no assurance that the Company will decide to engage in any such transactions.

Mechanics of the Reverse/Forward Split and Effect on Shareholders

If the Reverse/Forward Split is approved, the Reverse Split will occur at 8:00 p.m. U.S. Eastern time on March 18, 2011 (the “Effective Time”). In the Reverse Split, all shareholders of record at the Effective Time will become entitled to 1 ordinary share for every 100 ordinary shares held in their record accounts immediately prior to the Effective Time. However, shareholders of record will not be entitled to receive any fractional shares as a result of the Reverse Split, and shareholders of record will receive a cash payment in lieu of fractional shares. (See “Determination of Cash Payment” below.) The Forward Split will occur immediately following the Reverse Split. In the Forward Split, all shareholders of record who became entitled to at least 1 share as a result of the Reverse Split (i.e., any shareholder of record who had at least 100 shares in his or her record account immediately prior to the Effective Time) will receive 100 ordinary shares for every 1 ordinary share to which they became entitled as a result of the Reverse Split.

As a result of the Reverse/Forward Split, each shareholder of record owning shares in a record account with less than 100 shares would receive a cash payment and would no longer hold Covidien ordinary shares in that record account. In addition, if any shareholder of record has a record account with a number of shares that is more than 100 and is not evenly divisible by 100, the number of shares in such record account effectively will be rounded down to the nearest 100 and the shareholder will receive a cash payment for the balance of shares not evenly divisible by 100. If you hold your shares in more than one record account and any of your record accounts has less than 100 Covidien ordinary shares, then you will receive a cash payment for the shares in any record account with less than 100 shares – even if you hold 100 shares in the aggregate in two or more record accounts.

For illustrative purposes only and based on an assumed trading value of $45 per Covidien ordinary share, the following would be received by record shareholders in the Reverse/Forward Split:

Number of Ordinary Shares in Record Account Immediately Prior to Effective Time	Number of Ordinary Shares in Record Account Immediately After Reverse/Forward Split	Cash Payment
68	0	$3,060 (68*$45)
200	200	$0
532	500	$1,440 (32*$45)

The Reverse/Forward Split applies only to shares held in a record account. It does not affect shares held in street name, that is, shares held by the Depository Trust Company (DTC) in the name of its nominee, Cede & Co. through a participant in the DTC system (such as a bank or broker). Accordingly, if you hold in street name, those shares will not be affected by the Reverse/Forward Split.

2011 Proxy Statement	64

If you have any questions regarding whether you hold your shares of record or in street name, please contact our transfer agent, BNY Mellon Shareowner Services, at 1-866-210-6572 (U.S.) or +1-201-680-6578 (outside the U.S.).

The Reverse/Forward Split requires the approval of the ordinary resolution set forth at the end of this proposal by a simple majority of the votes cast in person or by proxy at the Annual General Meeting. The Reverse/Forward Split would be effected pursuant to Article 25 of the Articles of Association of the Company, which provides that the Company may, by passing of an ordinary resolution (which requires the approval of a simple majority of the votes cast by shareholders at a meeting), (1) consolidate and divide all or any of its share capital into shares of a larger amount than its existing shares, and/or (2) subdivide its existing shares, or any of them, into shares of a smaller amount than is fixed by the memorandum of association.

65	2011 Proxy Statement

Following is a summary of the effect of the Reverse/Forward Split on Covidien shareholders.

Shareholder Status	Effect of the Reverse/Forward Split
Shareholders with a Record Account with a Number of Ordinary Shares that is Evenly Divisible by 100	None, as long as you continue to hold a number of ordinary shares in your record account that is evenly divisible by 100 immediately prior to the Effective Time of the Reverse/Forward Split.
Shareholders with a Record Account with a Number of Shares that is not Evenly Divisible by 100 (Including Shareholders with a Record Account of Less than 100 Ordinary Shares)

If, immediately prior to the Effective Time of the Reverse/Forward Split, you are a record holder of shares in a record account that has a number of shares that is not evenly divisible by 100 (including if such record account has less than 100 ordinary shares), then:

•      You will receive a cash payment with respect to the number of shares that is not evenly divisible by 100. See “Determination of Cash Payment” in this proposal for more information.

•      After the Reverse/Forward Split, you will have no further interest in Covidien with respect to the shares not evenly divisible by 100. In either case, these shares will no longer be owned by you and therefore will no longer entitle you to the right to vote as a shareholder or share in Covidien’s assets, earnings or profits or in any dividends paid after the Reverse/Forward Split. In other words, you will no longer hold these shares; you will just have the right to receive cash for these shares. See “Determination of Cash Payment” in this proposal for more information.

•      You will not have to pay any service charges or brokerage commissions in connection with the Reverse/Forward Split.

•      You will receive a payment in lieu of fractional shares in connection with the Reverse/Forward Split. Our transfer agent will mail a check representing your cash payment to you at your registered address as soon as practicable after the date we effect the Reverse/Forward Split. By signing and cashing this check, you will warrant that you owned the shares for which you received a cash payment.

•      You will not be entitled to receive interest with respect to the period of time between the date of the Reverse/Forward Split and the date you receive your cash payment. All amounts owed to you will be subject to applicable tax and abandoned property laws.

If you do not want to receive a cash payment for any of your shares in the Reverse/Forward Split, you may take one of the following steps:

(1)    purchase a sufficient number of Covidien shares on the open market so that you hold, immediately prior to the Effective Time of the Reverse/Forward Split, exactly 100 Covidien shares (or a greater number of shares that is evenly divisible by 100) in your record account;

(2)    if applicable, consolidate your record accounts so that you hold, immediately prior to the Effective Time of the Reverse/Forward Split, exactly 100 Covidien shares (or a greater number of shares that is evenly divisible by 100) in one record account; or

(3)    transfer shares into street name and hold through a nominee, such as a bank or broker.

You must, however, take the action far enough in advance so that it is complete and settled by the Effective Time of the Reverse/Forward Split.

Street Name Holders of Ordinary Shares

The Reverse/Forward Split applies only to shares held in a record account. It does not affect shares held in street name. Accordingly, if you hold shares in street name, those shares will not be affected by the Reverse/Forward Split.

If you have any questions regarding whether you hold your shares of record or in street name, please contact our transfer agent, BNY Mellon Shareowner Services, at 1-866-210-6572 (U.S.) or +1-201-680-6578 (outside the U.S.).

2011 Proxy Statement	66

No Appraisal Rights

Dissenting shareholders do not have appraisal rights under Irish law or under Covidien’s Articles of Association in connection with the Reverse/Forward Split.

Determination of Cash Payment

If the Reverse/Forward Split occurs, the fractional shares to which shareholders of record would otherwise be entitled will be aggregated and sold by our transfer agent at the prevailing prices on the open market. The sale will be executed on the New York Stock Exchange in round lots to the extent practicable. Covidien expects that the transfer agent will conduct the sale in an orderly fashion at a reasonable pace. Based on the average daily trading volume for Covidien’s ordinary shares on the New York Stock Exchange, we expect that it will take at least five business days to sell all of the aggregated ordinary shares. If the transfer agent attempts to sell these shares too quickly, it could adversely affect the sales price for the shares. There can be no assurance as to the sales price that the transfer agent will receive for the aggregated shares.

In the event the Reverse/Forward Split occurs, all shareholders who receive cash for any of their shares will receive the same cash payment per share. The cash payment per share will be an amount, without interest, equal to the proceeds from the sale of the aggregated shares divided by the number of shares sold. Covidien, through a subsidiary, will pay all of the commissions and other out-of-pocket transaction costs and any stamp duty payable in connection with the sale. Until the proceeds of the sale have been distributed, the transfer agent will hold the proceeds in trust for the applicable shareholders. As soon as practicable after the determination of the amount of the cash payment per share, the transfer agent will mail the cash payments to the applicable shareholders as described above in “Mechanics of the Reverse/Forward Split and Effect on Shareholders.”

Effect of the Reverse/Forward Split on Covidien

The Reverse/Forward Split, if effected, will not affect the registration of Covidien’s shares with the SEC under the Securities Exchange Act of 1934, as amended, or the number of ordinary shares authorized.

The Reverse/Forward Split also will not affect the number of ordinary shares issued and outstanding. The cash payments to the applicable shareholders will be funded with the proceeds from the sale of the aggregated shares on the open market. We do not know what the proceeds from the sale of the aggregated shares on the open market will be.

Certain United States Federal Income Tax Consequences

We have summarized below certain United States federal income tax consequences to Covidien and shareholders resulting from the Reverse/Forward Split. This summary is based on current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), currently applicable United States Treasury regulations promulgated thereunder, and judicial and administrative decisions and rulings, all of which may change, possibly retroactively. This summary does not discuss all aspects of federal income taxation which may be important to you in light of your individual circumstances. Many shareholders (such as financial institutions, mutual funds, insurance companies, broker-dealers, traders in securities, tax-exempt organizations, investors in pass-through entities, and foreign persons) may be subject to special tax rules. Other shareholders may also be subject to special tax rules, including but not limited to: shareholders who received Covidien shares as compensation for services or pursuant to the exercise of an employee stock option, shareholders who, immediately after the Reverse/Forward Split, actually or constructively own 10% or more of the total combined voting power of all classes of shares entitled to vote for Covidien, shareholders who elect to apply a mark-to-market method of accounting, or shareholders who have held, or will hold, shares as part of a straddle, hedging, wash sale, conversion or other risk reduction transaction for United States federal income tax purposes. In addition, this summary does not discuss any state, local, foreign, or other tax considerations nor does it address tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010. This summary assumes that you are a U.S. Holder, as defined below, and

67	2011 Proxy Statement

have held, and will hold, your shares as a “capital asset” (generally, property held for investment) within the meaning of Section 1221 of the Code. You are urged to consult with your tax advisor as to the tax consequences of the Reverse/Forward Split to you in light of your particular circumstances, including the applicability and effect of any state, local, foreign or other tax laws.

For purposes of this summary, a U.S. Holder is a person who, for United States federal income tax purposes, is both (1) a beneficial owner of Covidien shares that are sold in the Reverse/Forward Split and (2) any of the following:

•	a citizen or individual resident of the United States;

•

a corporation or other entity treated as a corporation for United States federal income tax purposes created in or organized under the laws of the United States, any State thereof or the District of Columbia;

•	an estate, the income of which is subject to United States federal income tax, regardless of its source; or

•

a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or if a valid election to be treated as a United States person is in effect with respect to such trust.

This discussion assumes that Covidien has not been, is not currently, and will not in the future be, a “passive foreign investment company” under the Code.

This discussion assumes that a registered shareholder of Covidien ordinary shares holds all such shares in one record account. If you hold Covidien ordinary shares in more than one account you are urged to consult with your tax advisor as to the tax consequences of the Reverse/Forward Split.

The Reverse/Forward Split will not result in any material federal income tax consequences to Covidien.

Federal Income Tax Consequences to Shareholders Whose Shares are Sold in the Reverse/Forward Split

If you receive cash in exchange for your Covidien ordinary shares as a result of the Reverse/Forward Split, you will recognize capital gain or loss. The amount of capital gain or loss you recognize will equal the difference between the cash you receive for your shares that are sold in the Reverse/Forward Split and your aggregate adjusted tax basis in such shares.

Any capital gain or loss recognized in the Reverse/Forward Split will be treated, for federal income tax purposes, as long-term capital gain or loss provided that you have held your shares for more than one (1) year. Long-term capital gains are generally subject to preferential tax rates. If you acquired shares that are sold in the Reverse/Forward Split at different times, you will be required to compute such gain or loss and determine whether such gain or loss is long-term or not, separately with respect to each such acquisition of shares. Certain limitations may apply to the deductibility of capital losses.

You may be subject to backup withholding (currently at a rate of 28%) on cash received pursuant to the Reverse/Forward Split. Backup withholding will not apply, however, if you provide a correct taxpayer identification number or come within certain exempt categories and otherwise comply with applicable certification requirements. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against your U.S. federal income tax liability, provided that you furnish certain required information to the Internal Revenue Service in a timely manner.

YOU SHOULD CONSULT YOUR TAX ADVISOR AS TO THE PARTICULAR UNITED STATES FEDERAL, STATE, LOCAL, NON-U.S., AND OTHER TAX CONSEQUENCES OF THE REVERSE/FORWARD SPLIT, IN LIGHT OF YOUR SPECIFIC CIRCUMSTANCES.

2011 Proxy Statement	68

Irish Tax Considerations

The following is a general summary of the main Irish tax considerations applicable to the beneficial owners (for Irish tax law purposes) of Covidien shares that are sold in the Reverse/Forward Split. It is based on existing Irish law and Irish Revenue Commissioners’ practices in effect on the date of this proxy. Legislative, administrative or judicial changes may modify the tax consequences described below.

The statements do not constitute tax advice and are intended only as a general guide. Furthermore, this information applies only to owners of Covidien shares who hold their shares as capital assets, who are neither resident, ordinarily resident nor domiciled in Ireland, and does not apply to certain categories of shareholders, such as dealers in securities, trustees, insurance companies, collective investment schemes and shareholders who have, or who are deemed to have, acquired their Covidien shares by virtue of an office or employment. This summary is not exhaustive and shareholders should consult their own tax advisors as to the tax consequences in Ireland, or other relevant jurisdictions of the sale of their shares in the Reverse/Forward Split.

Shareholders in Covidien that are neither resident nor ordinarily resident in Ireland for Irish tax purposes and who do not hold their shares in connection with a trade or business carried on through a branch or agency in Ireland should not be subject to Irish tax on the sale of their shares in the Reverse/Forward Split.

There should be no requirement for Covidien to deduct any amount in respect of tax from amounts received by such shareholders in consideration for the sale of their shares in the Reverse/Forward Split.

There will be no Irish tax consequences for shareholders who continue to hold shares in Covidien and who do not receive cash as a result of the Reverse/Forward Split.

The Reverse/Forward Split will have no material effect on the Irish tax treatment of Covidien.

Ordinary Resolution

The text of the resolution, which if thought fit, will be passed as an ordinary resolution at the Annual General Meeting, is as follows:

RESOLVED: That (a) with effect from 8pm (US Eastern Time) on March 18, 2011 every one hundred ordinary shares of US$0.20 (the “Ordinary Shares”) forming part of the authorised share capital of the Company be and are hereby consolidated into one ordinary share of US$20.00 (the “Consolidated Shares”), provided that no member shall be entitled to a fraction of an Ordinary Share on consolidation, and the directors shall be and are hereby authorised to sell the shares to which members would otherwise be entitled in fractions to any person or persons (by way of market sales) and to pay and distribute the net proceeds of such sales (subject to any applicable tax and abandoned property laws) to and amongst the members otherwise entitled to such shares in due proportion, rounded down to the nearest whole cent, and the directors may authorise some person to transfer or deliver the shares to, or in accordance with the directions of, the purchaser. The person to whom any shares are transferred or delivered pursuant to this resolution shall not be bound to see to the application of the purchase money nor shall his title to the shares be affected by any irregularity in or invalidity of the proceedings relating to the sale; and (b) immediately following the consolidation referred to above, each of the Consolidated Shares in the share capital of the Company be and are hereby subdivided into 100 ordinary shares of US$0.20 each in the capital of the Company.

Unless otherwise instructed, the proxies will vote “FOR” the ordinary resolution set forth above which will effect the Reverse/Forward Split.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR”

THE RESOLUTION SET FORTH ABOVE APPROVING THE REVERSE/FORWARD

SPLIT DESCRIBED IN THIS PROPOSAL

69	2011 Proxy Statement

PROPOSAL FOUR:

ADVISORY VOTE ON EXECUTIVE COMPENSATION

As described in the Compensation Discussion and Analysis section of this Proxy Statement (“CD&A”), the Compensation and Human Resources Committee’s goal in setting executive compensation is to provide a compensation package that attracts, motivates and retains executive talent and rewards executive officers for superior Company and individual performance while encouraging behavior that is in the long-term best interests of the Company and its shareholders. Consistent with this philosophy, a significant portion of the total compensation opportunity for each of our executives is performance-based and dependent upon the Company’s achievement of specified financial goals and the performance of the Company’s shares on a long-term basis. In fiscal 2010, the Company performed strongly, finishing the year with solid operating performance including double-digit earnings growth and strong cash flow.

Shareholders are urged to read the CD&A, which discusses how our compensation policies and procedures implement our compensation philosophy, as well as the Summary Compensation Table and other related compensation tables and narrative disclosure which describe the compensation of our five most highly-compensated executive officers in fiscal 2010. The Compensation and Human Resources Committee and the Board of Directors believe that the policies and procedures articulated in the CD&A are effective in implementing our compensation philosophy and in achieving its goals and that the compensation of our named executive officers in fiscal 2010 reflects and supports these compensation policies and procedures.

In accordance with recently adopted Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and as a matter of good corporate governance, shareholders will be asked at the 2010 Annual General Meeting to approve the following advisory resolution:

RESOLVED, that the shareholders of Covidien plc (the “Company”) approve, on an advisory basis, the compensation of the Company’s named executive officers described in the Compensation Discussion and Analysis section of the Proxy Statement and disclosed in the 2010 Summary Compensation Table and related compensation tables and narrative disclosure included in the Proxy Statement.

This advisory vote, commonly referred to as a “say-on-pay” advisory vote, is non-binding on the Board. Although non-binding, the Board and the Compensation and Human Resources Committee will review the voting results and take them into consideration when making future decisions regarding our executive compensation programs.

Unless otherwise instructed, the proxies will vote “FOR” this resolution.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RESOLUTION SET FORTH IN PROPOSAL FOUR

2011 Proxy Statement	70

PROPOSAL FIVE:

ADVISORY VOTE ON FREQUENCY OF FUTURE “SAY-ON-PAY” ADVISORY VOTES

In accordance with recently adopted Section 14A of the Exchange Act, we are providing a shareholder advisory vote to approve the compensation of executives (the “say-on-pay” advisory vote in Proposal Number Four above) this year and will do so at least once every three years thereafter. Pursuant to recently adopted Section 14A of the Exchange Act, at the 2011 Annual General Meeting, we are also asking shareholders to vote on whether future “say-on-pay” advisory votes on executive compensation should occur every year, every two years or every three years.

After careful consideration, the Board recommends that future shareholder “say-on-pay” advisory votes on executive compensation be conducted every three years. We believe that this frequency is appropriate for several reasons. Voting every three years, rather than every year or every other year, would align more closely with the multi-year performance measurement cycle Covidien uses to reward long-term performance. We encourage our shareholders also to evaluate our executive compensation programs over a multi-year horizon and to review our named executives’ compensation over the past three fiscal years as reported in the Summary Compensation Table. We believe that a triennial vote also would provide the Company with sufficient time to engage with shareholders to understand and respond to the “say-on-pay” vote results.

Although the Board recommends a “say-on-pay” vote every three years, shareholders will be able to specify one of four choices for this proposal on the proxy card: one year, two years, three years or abstain. Shareholders are not voting to approve or disapprove of the Board’s recommendation.

Although this advisory vote regarding the frequency of say-on-pay votes is non-binding on the Board, the Board and the Compensation and Human Resources Committee will review the voting results and take them into consideration when deciding how often to conduct future say-on-pay shareholder advisory votes. In addition, in the event the Company makes a material change to its executive compensation policies affecting named executive officers and a say-on-pay vote is not otherwise scheduled for the first year to which such change will be disclosed in the proxy statement, then the Company intends to accelerate the say-on-pay voting schedule and conduct a say-on-pay vote for that year. The Board will disclose its position on the frequency of future advisory votes on executive compensation in the investor relations section of our website at www.covidien.com.

Unless otherwise instructed, the proxies will vote “FOR” the three-year frequency alternative.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE THREE-YEAR ALTERNATIVE

71	2011 Proxy Statement

OTHER MATTERS

Presentation of Irish Statutory Accounts

The Company’s Irish Statutory Accounts for the fiscal year ended September 24, 2010, including the reports of the directors and auditors thereon, will be presented at the Annual General Meeting. The Company’s Irish Statutory Accounts have been approved by the Board of Directors of the Company. There is no requirement under Irish law that such statements be approved by shareholders, and no such approval will be sought at the Annual General Meeting. The Company’s Irish Statutory Accounts are available with the Proxy Statement, the Company’s Annual Report and other proxy materials at www.proxyvote.com and in the Investor Relations section of our website at www.covidien.com.

Registered and Principal Executive Offices

The registered and principal executive offices of Covidien are located at 20 on Hatch, Lower Hatch Street, Dublin 2, Ireland. The telephone number there is +353 1 438-1700.

Shareholder Proposals for the 2012 Annual General Meeting

In accordance with the rules established by the SEC, as well as under the provisions of our Articles of Association, any shareholder proposal submitted pursuant to Rule 14a-8 under the Exchange Act intended for inclusion in the Proxy Statement for next year’s Annual General Meeting must be received by us no later than September 27, 2011. Such proposals should be sent to our Secretary at Covidien plc, 20 on Hatch, Lower Hatch Street, Dublin 2, Ireland. To be included in the Proxy Statement, the proposal must comply with the requirements as to form and substance established by the SEC and our Articles of Association and must be a proper subject for shareholder action under Irish law.

A shareholder may otherwise propose business for consideration or nominate persons for election to the Board in compliance with U.S. federal proxy rules, Irish law and other legal requirements, without seeking to have the proposal included in our proxy statement pursuant to Rule 14a-8 under the Exchange Act. To bring a proposal before next year’s annual general meeting, a shareholder must deliver written notice of the proposed business to the Company’s Secretary at our registered office on or before September 27, 2011 and otherwise comply with the requirements of our Articles of Association.

United States Securities and Exchange Commission Reports

Copies of our Annual Report on Form 10-K for the fiscal year ended September 24, 2010, as filed with the SEC (without exhibits), are available to shareholders free of charge on our website at www.covidien.com or by writing to our Secretary at Covidien plc, 20 on Hatch, Lower Hatch Street, Dublin 2, Ireland.

Delivery of Documents to Shareholders Sharing an Address

If you have requested a paper copy of our proxy materials, our Annual Report, including our audited financial statements for the year ended September 24, 2010, is being mailed to you along with this Proxy Statement. In order to reduce printing and postage costs, only one Annual Report and one Proxy Statement will be mailed to multiple shareholders sharing an address unless the Company receives contrary instructions from one or more of the shareholders sharing an address. If your household has received only one Annual Report and one Proxy Statement, the Company will deliver promptly a separate copy of such documents to any shareholder who contacts the Company at +353 1 438-1700 or sends a written request to Covidien plc, 20 on Hatch, Lower Hatch Street, Dublin 2, Ireland, Attention: Company Secretary. If your household is receiving multiple copies of the Company’s annual reports or proxy statements and you wish to request delivery of a single copy, you may send a written request to Covidien plc, 20 on Hatch, Lower Hatch Street, Dublin 2, Ireland, Attention: Company Secretary.

2011 Proxy Statement	72

General

Your proxy is solicited on behalf of our Board of Directors. Unless otherwise directed, proxies held by the Chief Executive Officer, the Chief Financial Officer and the General Counsel will be voted at the Annual General Meeting (or an adjournment or postponement thereof), FOR Proposals 1 – 4 and FOR the three-year alternative in Proposal 5. If any matter other than those described in this Proxy Statement properly comes before the Annual General Meeting, or with respect to any adjournment or postponement thereof, the Chief Executive Officer, Chief Financial Officer or General Counsel will vote the ordinary shares represented by such proxies in accordance with his discretion.

73	2011 Proxy Statement

Annual General Meeting of Shareholders
Tuesday, March 15, 2011, 11:00 a.m., local time
The Conrad Dublin Hotel
Earlsfort Terrace
Dublin 2, Ireland

Important Notice Regarding the Internet Availability of Proxy Materials for the Annual Meeting:
Notice and Proxy Statement/Annual Report including 10-K and resolutions and Irish Statutory Accounts, including related reports are available at www.proxyvote.com.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ANNUAL GENERAL MEETING OF SHAREHOLDERS

MARCH 15, 2011

The undersigned hereby appoints Richard J. Meelia, Charles J. Dockendorff and John H. Masterson, or any of them, as proxies, each with full power of substitution, and hereby authorizes them to represent and to vote all of the Ordinary Shares of Covidien plc that the shareholder(s) is/are entitled to vote at the Annual General Meeting of Shareholders to be held at 11:00 a.m., local time on Tuesday, March 15, 2011 at the Conrad Dublin Hotel, Earlsfort Terrace, Dublin 2, Ireland, and any adjournment or postponement thereof, as indicated on the reverse side of this proxy card with respect to the proposals set forth in the proxy statement and in their discretion upon any matter that may properly come before the meeting or any adjournment of the meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS.

IF YOU ARE NOT VOTING ON THE INTERNET OR BY TELEPHONE, PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

Address Changes/Comments: __________________________________________________________

____________________________________________________________________________________

(If you noted any Address Change/Comments above, please mark corresponding box on the reverse side.)

VOTE BY INTERNET - www.proxyvote.com
c/o Covidien plc Company Secretary 20 on Hatch Lower Hatch Street Dublin 2, Ireland

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 5:00 p.m. U.S. Eastern Time on March 14, 2011. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 5:00 p.m. U.S. Eastern Time on March 14, 2011. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to Covidien plc, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

If you transmit your voting instructions by the Internet or by telephone, you do NOT need to mail back your proxy card.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

COVIDIEN PLC
The Board of Directors recommends a vote FOR the nominees listed under Item 1.					The Board of Directors recommends a vote FOR Items 2, 3 and 4.		For	Against	Abstain

Item 1 - Election of Directors					Item 2 - Appoint the Independent Auditors and authorize		☐	☐	☐
		For	Against	Abstain	the Audit Committee to set the auditors’ remuneration.
NOMINEES:
1(a)	Craig Arnold	☐	☐	☐	Item 3 - Effect a one-for-one hundred reverse split followed by a one hundred-for-one forward split of the Company’s ordinary shares		☐	☐	☐
1(b)	Robert H. Brust	☐	☐	☐
1(c)	John M. Connors, Jr.	☐	☐	☐	Item 4 - An advisory vote to approve executive compensation.		☐	☐	☐
1(d)	Christopher J. Coughlin	☐	☐	☐
1(e)	Timothy M. Donahue	☐	☐	☐
1(f)	Kathy J. Herbert	☐	☐	☐	The Board of Directors recommends a vote FOR 3 years.	1 year	2 years	3 years	Abstain
1(g)	Randall J. Hogan III	☐	☐	☐
1(h)	Richard J. Meelia	☐	☐	☐	Item 5 - An advisory vote on the frequency of	☐	☐	☐	☐
1(i)	Dennis H. Reilley	☐	☐	☐	executive compensation votes.
1(j)	Tadataka Yamada	☐	☐	☐
1(k)	Joseph A. Zaccagnino	☐	☐	☐
						Yes	No
Please date and sign name exactly as it appears hereon. Executors, administrators, trustees, etc. should so indicate when signing. If the shareholder is a corporation, the full corporate name should be inserted and the proxy signed by an officer of the corporation indicating his/her title.					Please indicate if you plan to attend the meeting. For address changes and/or comments, please check this box and write them on the back where indicated. ☐	☐	☐

Signature [PLEASE SIGN WITHIN BOX]				Date	Signature (Joint Owners)				Date